Table of Contents

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-224948

PROSPECTUS

URBAN-GRO, INC.

4,157,936 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 4,157,936 shares of our Common Stock (“Common Stock”) held by Selling Stockholders listed beginning on page 13 of this Prospectus (the “Selling Stockholders”), (the “Offering”). See “SELLING STOCKHOLDERS.”

The Selling Stockholders may sell their shares of our Common Stock (the “Shares”) from time to time at the initial price of $1.00 per share until our common shares are quoted on the OTCQB and thereafter at prevailing market prices or privately negotiated prices. See “DETERMINATION OF OFFERING PRICE,” “SELLING STOCKHOLDERS” and “PLAN OF DISTRIBUTION.”

We will pay the expenses of registering these Shares. We will not receive any proceeds from the sale of Shares of Common Stock in this Offering. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders. The Selling Shareholders are expected to receive aggregate net proceeds of approximately $4,157,936 from the sale of their Shares (approximately $1.00 per share).

Our Common Stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTCQB if we qualify for listing on the same. There can be no assurances that our Common Stock will be approved for trading on the OTCQB, or any other trading exchange.

This Prospectus is part of a registration statement that we have filed with the US Securities and Exchange Commission. Prior to filing of our registration statement, we were not a reporting company under the Securities Exchange Act of 1934, as amended. Following the effectiveness of our registration statement we will become subject to the reporting requirements under the aforesaid Act.

We are an “emerging growth company” as defined under the federal securities laws and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. You should invest in our Common Stock only if you can afford to lose your entire investment.

SEE “RISK FACTORS” BEGINNING ON PAGE 4.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by URBAN-GRO, INC. with the Securities and Exchange Commission. The Selling Stockholders may not sell these Shares until the registration statement becomes effective. This Prospectus is not an offer to sell these Shares and is not soliciting an offer to buy these Shares in any State where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 8, 2018

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PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “RISK FACTORS” section and the financial statements and the notes to the financial statements. In this Prospectus, the terms “the “Company,” “we,” “us” and “our” refer to URBAN-GRO, INC., unless otherwise specified herein.

The terms the “Company,” “we,” “us,” and “our” refer collectively to urban-gro, Inc., unless the context clearly indicates otherwise. All references in this Prospectus “$” or “dollars” are to United States dollars, unless specifically stated otherwise.

We were originally formed on March 20, 2014, as a Colorado limited liability company. In March 2017, we converted to a corporation and issued 193.3936722 shares of our Common Stock for every Member Interest issued and outstanding on the date of conversion.

We are an agricultural technology systems integrator that provides full design and expertise on climate and automated control of fertigation/irrigation systems, lighting systems, environmental, substrate and inventory monitoring, water treatment systems, integrated pest management solutions, and a complete line of cultivation equipment targeting growers of the world’s highest value crops including cannabis, tomatoes, strawberries, chilies and peppers, and leaf lettuce. While it is our intention to expand our operations to additional applications, to date, all of our revenues have been generated in the cannabis industry.

We manufacture, distribute and sell lighting, pest management, fertigation, water and other products to the medical and recreational cannabis industry in states where operation of a cannabis production facility has been legalized. Our clients consist primarily of large scale indoor and greenhouse commercial cultivators growing high-value crops. We design and engineer state of the art facilities and systems that focus on maximizing plants yields and lowering overall operational costs. We engage directly with the ownership groups and growers at large indoor and outdoor greenhouse cultivation facilities and strategically work with them to provide value-added services and industry best products that assist them in lowering production costs and increasing crop yields.

While earmarking the emerging cannabis market as our principal target market, we are also marketing to customers outside of the cannabis industry to diversify our operations. We are attempting to expand our business operations and diversify our target markets. We believe this is a reasonable and prudent business decision. However, there can be no assurances that these efforts will be successful, or that we will generate sufficient revenues from these new opportunities to become profitable. See “RISK FACTORS” and “BUSINESS.”

In May 2017, we commenced a private offering of our Common Stock wherein we received aggregate subscriptions of $2,546,000 from the sale of 2,546,000 shares, at $1 per share, to 76 investors, including 58 “accredited” investors, as that term is defined under the Securities Act of 1933, as amended. These funds were used to repay debt, expansion of our existing business operations, new investment

During the three month period ended March 31, 2018, we generated revenue of $3,446,364, compared to revenue of $1,426,544 during the three months ended March 31, 2017, an increase of $2,019,820 (142%) and incurred a loss of $782,649. During 2017 and 2016, we generated revenues of $12,298,015 and $7,033,273, respectively, and incurred net losses of ($2,577,395) in 2017 and ($1,808,861) in 2016. Total stockholders’ equity at December 31, 2017 was ($1,361,028). As of December 31, 2017, we had $1,656,791 in cash. See “RISK FACTORS” and “FINANCIAL STATEMENTS.”

Our executive office is located at 1751 Panorama Point, Unit G, Lafayette, CO 80026, and our phone number is (720) 390-3880. Our Company website is www.urban-gro.com, which contain a description of our Company and products, but such websites and the information contained on our websites are not part of this Prospectus. In addition, we also maintain branded product websites of www.soleiltech.ag and www.opti-dura.com.

About The Offering

Common Stock to be Offered by Selling Shareholders	4,157,936 shares. This number represents approximately 16.76% of the total number of shares outstanding following this Offering.

Number of shares outstanding before and after the Offering	24,808,000 (1)

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock.

Risk Factors	See the discussion under the caption “RISK FACTORS” and other information in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

_________________________

(1)	Because we are not selling any of our Common Stock as part of this Offering, the number of issued and outstanding shares of our Common Stock will remain the same following this Offering.

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Selected Financial Data

The following selected financial data should be read in conjunction with our financial statements and the related notes to those statements included in “FINANCIAL STATEMENTS” and with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” appearing elsewhere in this Prospectus. The selected financial data has been derived from our audited financial statements.

Statement of Operations:

	Year Ended December 31, 2017	Three Months Ended March 31, 2018 (unaudited)

Revenues	$12,298,015	$3,446,364
Cost of Goods Sold	$9,244,329	$2,442,493
Gross Profit	$3,053,686	$1,003,871

Total operating expenses	$5,416,829	$1,771,894
Income (loss) from operations	$(2,363,143)	$(768,023)
Other income (expense)	$(214,252)	$(14,626)
Provision for income tax	$–
Net income (loss)	$(2,577,395)	$(782,649)

Net income (loss) per share – (basic and fully diluted)	$(0.11)	$(0.03)

Weighted common shares outstanding	23,315,227	25,041,833

Balance Sheet:

December 31, 2017
Cash	$1,656,791
Current assets	$4,296,875
Total assets	$4,966,392
Current liabilities	$6,027,420
Total liabilities	$6,327,420
Total stockholders’ equity	$(1,361,028)

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SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made some statements in this Prospectus, including some under “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” “DESCRIPTION OF BUSINESS” and elsewhere, which constitute forward-looking statements. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under “RISK FACTORS” and elsewhere in this Prospectus. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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RISK FACTORS

An investment in our Common Stock is a risky investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. We believe that we have included all material risks.

Risks Related to our Operations

We have limited operational history that has earmarked the cannabis market, an emerging industry, as its principal market. The cannabis industry has been legalized in some states but remains illegal in others and under federal law, making it difficult to accurately predict and forecast business operation.

Because we have only a limited operational history it is and will continue to be extremely difficult to make accurate predictions and forecasts on our growth and finances. There is no guarantee our services will remain attractive to potential and current clients as our industry continues to grow and develop.

Additionally, though our management team has varied and extensive business backgrounds and technical expertise, they, along with everyone else involved in the cannabis industry have limited substantive prior working experience and managing operations in the cannabis industry. Because of our limited operating history and the recent development of the cannabis industry in general it is very difficult to evaluate our business and the future prospects. We will encounter risks and difficulties and, in order to overcome these risks and difficulties, we believe we must:

•	Execute our business and marketing strategy successfully;
•	Increase the number of clients;
•	Meet the expected demand with quality, timely services;
•	When appropriate, partner with affiliate marketing companies to explore the demand;
•	Leverage initial relationships with earliest customers;
•	Upgrade our product and services and continuously provide wider distribution; and
•	Attract, hire, motivate and retain qualified personnel.

If these objectives are not achieved our results of operations could suffer.

While there are other aspects of our business, we are relying heavily upon the various federal governmental memos issued in the past (Ogden, Cole, and others), as well as recent assurances issued by the Trump administration, to remain acceptable to those state and federal entities that regulate, enforce, or choose to defer enforcement of certain current regulations regarding cannabis and that the Federal Government will not change its attitude to those practitioners in the cannabis industry as long as they comply with their state and local jurisdictional rules and authorities.

We have not generated profits from our operations.

We were initially organized as a limited liability company in the State of Colorado on March 20, 2014. In March 2017, we converted into a corporation with the expectation of becoming a public reporting, trading company in the future. During our existence we have generated what we consider to be significant revenues from our operations. During the three month period ended March 31, 2018, we generated revenue of $3,446,364 and incurred a net loss of $782,649. During the year ended December 31, 2017, we generated revenues of $12,298,015 and incurred a net loss of $2,577,395. During the year ended December 31, 2016, we generated revenue of $7,033,273, and incurred a net loss of $1,808,861. While we believe we will be profitable in 2018, there are no assurances that this will occur or that we will ever establish profitable operations.

We may incur losses in the near future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We expect to significantly increase our operating expenses by expanding our marketing activities and increasing our level of capital expenditures in order to grow our business. Such increases in operating expense levels and capital expenditures may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures. In addition, if we are unable to manage a significant increase in operating expenses, our liquidity will likely decrease and negatively impact our cash flow and ability to sustain operations. In turn, this would have a negative impact on our financial condition and share price, if a share price develops, of which there can be no assurance.

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We also expect that our operating expenses will significantly increase as a result of becoming a public company in the future, of which there can be no assurance. We also cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenues do not grow, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition. This would also have a negative impact on our share price.

We may become subject to additional regulation of farm and grow products.

We do not believe that our targeted products are subject to regulation by the Food and Drug Administration or any similar state agency. However, changes in the industry, including growth or additional regulation makes it possible that such regulations may be put into place and that such regulations could impact sales or otherwise negatively impact our revenues and business opportunities.

Competition in our industry is intense.

There are many competitors in the cannabis industry, including many who offer similar products and services as those offered by us. There can be no guarantees that in the future other companies won’t enter this arena by developing products that are in direct competition with us. We anticipate the presence as well as entry of other companies in this market space but acknowledges that we may not be able to establish or if established, to maintain a competitive advantage. Some of these companies may have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales and marketing resources. This may allow them to respond more quickly than us to market opportunities. It may also allow them to devote greater resources to the marketing, promotion and sale of their products and/or services. These competitors may also adopt more aggressive pricing policies and make more attractive offers to existing and potential customers, employees, strategic partners, distribution channels and advertisers. Increased competition is likely to result in price reductions, reduced gross margins and a potential loss of market share.

Our management and principal shareholders have the ability to significantly influence or control matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions.

Currently, our principal shareholders own in excess of a majority of our outstanding Common Stock. As a result, they have the ability to determine the outcome on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

Our management does not have significant financial reporting experience, or significant experience in managing a public company.

This may make it difficult in establishing and maintaining acceptable internal controls on financial reporting and which also may lead to delays in filing required reports with the Securities and Exchange Commission and suspension of quotation of our securities on the OTCQB or a national exchange if and when we are approved for trading, which will make it more difficult for you to sell your securities.

The OTCQB and other national stock exchanges each limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. Because we do not have significant financial reporting experience we may experience delays in filing required reports with the Securities and Exchange Commission (the “SEC”). Because issuers whose securities are qualified for quotation on the OTCQB or any other national exchange are required to file these reports with the SEC in a timely manner, the failure to do so may result in a suspension of trading or delisting.

We are dependent upon our management to continue our growth.

We believe we will rapidly and significantly expand our operations and growth as a result of the continued expansion of the cannabis industry. There are no assurances this will occur. However, if it does occur we will need to significantly expand our administrative facilities which will continue to be required in order to address potential market opportunities. The rapid growth will place a significant strain on our management and operational and financial resources. Our success is principally dependent on our current management personnel for the operation of our business.

We may not be able to hire or retain qualified staff. If qualified and skilled staff are not attracted and retained, growth of our business may be limited. The ability to provide high quality service will depend on attracting and retaining educated staff, as well as professional experiences that is relevant to our market, including for marketing, technology and general experience in this industry. There will be competition for personnel with these skill sets. Some technical job categories may experience severe shortages in the United States.

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Our ability to deliver quality services depends on our ability to manage and expand our marketing, operational and distribution systems, recruit additional qualified employees and train, and manage and motivate both current and new employees. Failure to effectively manage our growth would have a material adverse effect on our business.

The loss of our officers and directors or our failure to attract and retain additional key personnel could adversely affect our business.

Our success depends largely upon the efforts, abilities, and decision-making of our executive officers and directors. Although we believe that we maintain a core group sufficient for us to effectively conduct our operations, the loss of any of our key personnel could, to varying degrees, have an adverse effect on our operations and business development. While we intend to purchase key man insurance on Messrs. Nattrass and Gutierrez, we do not currently have any such insurance in place. If we do purchase this insurance there can be no assurance that this coverage will be sufficient to allow us to replace them or the services of any member of our management will remain available to us for any period of time, or that we will be able to enter into employment contracts with any of our management, or that any of our plans to reduce dependency upon key personnel will be successfully implemented.

We believe the knowledge and expertise of Messrs. Nattrass and Gutierrez are critical to our operations. There is no guarantee that we will be able to retain our current officers and directors, or be able to hire suitable replacements in the event that some or all of our current management leave our Company. If we lose key members of our staff, or if we are unable to find suitable replacements, we may not be able to maintain our business and might have to cease operations, in which case you might lose all of your investment.

We are dependent upon third party suppliers of our raw materials.

We are dependent on outside vendors for our supplies of raw materials. While we believe that there are numerous sources of supply available, if the third party suppliers were to cease production or otherwise fail to supply us with quality raw materials in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products would be materially adversely affected.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Generally Accepted Accounting Principles (“GAAP”) and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, sports sponsorship agreements and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

In addition, our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock with such rights and preferences determined from time to time by our Board of Directors. As of the date of this Memorandum, none of our Preferred Stock is currently issued or outstanding. Our Board of Directors may, without stockholder approval, issue additional Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.

Risks Related to Our Industry

Our proposed business is dependent on state laws pertaining to the cannabis industry.

The Federal Controlled Substances Act, classifies cannabis as a Schedule I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that it is the Federal Government that has the right to regulate and criminalize cannabis, even for medical purposes, and thus federal law criminalizing the use of cannabis preempts state laws that legalize its use. As of the date of this Prospectus, 28 states and the District of Columbia allow their residents to use medical cannabis. While voters in the states of with Texas being the most recent state to add a medical initiative. Additionally, voters in the states of Colorado, Washington, Alaska, Oregon, California, Nevada, Maine, and Massachusetts, as well as the District of Columbia, have all approved legalization of cannabis for adult use approve ballot measures to legalize cannabis for adult use, continued expansion of such ‘recreational use’ is not well defined at this time and any continued development of the cannabis industry will be dependent upon continued new legislative authorization of cannabis at the state, and perhaps the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the cannabis industry channel is currently encouraging, growth is not assured. While there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(s) within the various states we have business interests in. Any one of these factors could slow or halt use of cannabis, which would negatively impact our business up to possibly causing us to discontinue operations as a whole.

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Cannabis remains illegal under federal law.

Despite the development of a cannabis industry legal under state laws, state laws legalizing medicinal and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a Schedule I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that it is the Federal Government that has the right to regulate and criminalize cannabis, even for medical purposes, and thus federal law criminalizing the use of cannabis preempts state laws that legalize its use. However, while the Obama Administration effectively stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical and recreational cannabis and the Trump Administration recently announced that it did not intend to interfere with state initiatives in the cannabis space, there is no guarantee that the Trump Administration will not change its stated policy. Any such change in the Federal Government’s enforcement of federal laws could cause significant financial damage to us and our shareholders.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users and advertisers. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our business provides products and services to customers that are engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited to, a claim of aiding and abetting another’s criminal activities. The federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

Federal enforcement practices could change with respect to product and services providers to participants in the cannabis industry, which could adversely impact us. If the Federal Government were to change its practices, or were to expend its resources enforcing existing federal laws on such providers in the cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products up to and including a complete interruption of our business.

It is possible that additional federal or state legislation could be enacted in the future that would prohibit our clients from selling cannabis, and if such legislation were enacted, such clients may discontinue the use of our services, and our potential source of customers would be reduced causing revenues to decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant to use our services, which would be detrimental to us. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Risks Relating to our Common Stock

There is no trading market for our securities and there can be no assurance that such a market will develop in the future.

We intend to cause an application to be filed on our behalf to trade our Common Stock on the OTCQB in the near future. There is no assurance that our application will be approved, or once approved that a market will develop in the future or, if developed, that it will continue. In the absence of a public trading market, an investor may be unable to liquidate his investment in our Company.

There are no automated systems for negotiating trades on the OTCQB and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our securities.

Because there are no automated systems for negotiating trades on the OTCQB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

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If our application to trade our Common Stock is approved, our stock will be considered a “penny stock” so long as it trades below $5.00 per share. This can adversely affect its liquidity.

If our application to trade our Common Stock on the OTCQB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock, if and when such market develops in the future.

The market price of our Common Stock may fluctuate significantly in the future.

If our application to trade our Common Stock on the OTCQB is approved, we expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

•	competitive pricing pressures;

•	our ability to market our services on a cost-effective and timely basis;

•	our inability to obtain working capital financing, if needed;

•	changing conditions in the market;

•	changes in market valuations of similar companies;

•	stock market price and volume fluctuations generally;

•	regulatory developments;

•	fluctuations in our quarterly or annual operating results;

•	additions or departures of key personnel; and

•	future sales of our Common Stock or other securities.

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The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of this Prospectus, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) as of the end of any fiscal year in which the market value of our Common Stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage once we put such coverages in place, which we intend to implement in the near future. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

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As a result of disclosure of information in this Prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

The market price for our Common Stock will be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

While there is no market for our Common Stock, our price volatility in the future will be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our Common Stock will be, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of our Common Stock are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time.

Our future results may vary significantly which may adversely affect the price of our Common Stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Common Stock may decline significantly.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.

As a reporting company under the Exchange Act, we expect to be classified as an "emerging growth company," as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act” or “33 Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

10

Notwithstanding the above, we expect that we would be a “smaller reporting company.” In the event that we are still considered a “smaller reporting company,” at such time are we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects. Should we cease to be an “emerging growth company” but remain a “smaller reporting company”, we would be required to: (1) comply with new or revised US GAAP accounting standards applicable to public companies, (2) comply with new Public Company Accounting Oversight Board requirements applicable to the audits of public companies, and (3) to make additional disclosures with respect to related party transactions, namely Item 404(d).

There is no public market for the securities and even if a market is created, the market price of our Common Stock will be subject to volatility.

Prior to the date of this Prospectus there has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop in the future, or, if developed, be sustained. We anticipate that, upon effectiveness of our registration statement, of which this Prospectus is a part, we will cause an application to be filed on our behalf to list our Common Stock for trading on the OTCQB. If for any reason, however, our application is not approved or if and when listed we do not take all action necessary to allow such market to continue quotation on the OTCQB or a public trading market does not develop, purchasers of our Common Stock may have difficulty selling their securities should they desire to do so and holders may lose their entire investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

If you purchase shares of our Common Stock sold in this Offering, you may not be able to resell the shares in any state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our Common Stock for secondary trading, or identifying an available exemption for secondary trading in our Common Stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Common Stock in any particular state, our Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for our Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

USE OF PROCEEDS

We will receive none of the proceeds from the sale of the Common Stock issued and held by our Selling Stockholders in this Offering.

11

DETERMINATION OF THE OFFERING PRICE

There is no public market for our Common Stock. We have arbitrarily determined the offering price of our publicly tradable Common Stock offered pursuant to this Prospectus to be $1.00 per share. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our Common Stock at this initial stage of our development. The price was arbitrarily determined and bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this Prospectus there is no market for our Common Stock. We intend to take certain steps to cause a licensed market maker to file an application with FINRA to list our Common Stock for trading on the OTCQB. There can be no assurances that our Common Stock will be approved for listing on the OTCQB, or any other existing U.S. trading market. See “RISK FACTORS.”

Holders

As of the date of this Prospectus we had 110 holders of record for our Common Shares. See “DESCRIPTION OF SECURITIES.”

We are registering the 4,157,936 shares of Common Stock held by 82 holders of our Shares in our registration statement of which this Prospectus is a part.

Dividend Policy

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our products. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

12

SELLING STOCKHOLDERS

The Selling Stockholders named in this Prospectus are offering the 4,157,936 shares of Common Stock offered through this Prospectus. Except as indicated, the Selling Stockholders are U.S. persons who acquired the 4,157,936 shares of Common Stock offered through this Prospectus from us in either our private placement transactions pursuant to Regulation D promulgated under the 33 Act or as a result of other authorized issuance by our Board of Directors pursuant to available exemptions from registration.

The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our Common Stock held by each of the Selling Stockholders and the percentage owned by each Selling Stockholder. Assuming all of the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will own any share of our Common Stock following this Offering.

Name of Selling Shareholder(1)	Shares of Common Stock Owned	% of Ownership

Cloud9 Support(2)	644,775	2.6%
Robert Schamel	268,624	1.09%
Stanley Wagner	322,774	1.31%
Alpha Holdings(3)	25,000	*
Andrew M. Stone	50,000	*
Andrew Zuckerman	10,000	*
Anthony L. Beckmann	20,000	*
April Hartmeister	5,000	*
Aric Stott	20,000	*
Atul Patel	10,000	*
Be A Tiger, LLC(4)	50,000	*
Brian Goldstein	10,000	*
Brian Margolis	25,000	*
C&C 2016 Metz Family Trust	10,000	*
Carla Bank	15,000	*
Carol Ditchkus	20,000	*
Chris Parkes	300,000	1.21%
Dan and Sue Dolquist	25,000	*
David Culberson	50,000	*
David Parkes	200,000	*
Debra Fine and Steven Tilliss	15,000	*
Derek N. Eichenwald	25,000	*
Desert Vista Ventures, LLC(5)	25,000	*
Diane C. Burke	20,000	*
Dune Road Capital(6)	50,000	*
Eduardo Montemayor	10,000	*
Elke Heiss	10,000	*
Gary and Barbara Sillasen	14,000	*
George R. Pullar	25,000	*
Grant D. Melvin	50,000	*
Guy Anthony Harrigan	50,000	*
HMG MRB Partners LP(7)	75,000	*
Holly Armstrong	10,000	*
James and Kimberly Godwin	25,000	*
James Peters	10,000	*
James Troy Hojel	50,000	*
Jan J Cummings Trust	30,000	*
Janet L. Baumgartner	10,000	*
Jason Park	40,000	*
Jeffrey T. Kaufmann	50,000	*
Jesse Truman	40,000	*
Joaquim Dias De Castro	50,000	*
John and Holly LaPorte	25,000	*

13

John J. Czarkowski	50,000	*
John M. Rinderknecht	25,000	*
John P. Frey	25,000	*
Joseph David Pault III	50,000	*
Josh Roberts	10,000	*
Kenneth Bank	65,000	*
Kerry Underwood	20,000	*
Leah Nattrass(9)	75,000	*
Lucia Meza	30,000	*
Lynn Cohen	50,000	*
Marion W. Peebles III	10,000	*
Mark Borkovec	25,000	*
Mary Pittman	10,000	*
Melinda Visel	10,000	*
Micah C. Fonoroff	10,000	*
Michael A. Rutherford	10,000	*
Michael Sandy Bank	50,000	*
Online Tax LLC(8)	15,000	*
Ralph W. Shaw	10,000	*
Rhea Keenan	15,000	*
Richard Luna	50,000	*
Robert Birn	15,000	*
Ryan M. Cook	10,000	*
Scott Bridges	12,500	*
Shelly Peterson	20,000	*
Stephen M. Sanford	30,000	*
Stephen Stowe	12,000	*
Susan Piser	15,000	*
Thomas Wildes	5,000	*
Timothy J. McDermott	20,000	*
Tut Holdings Ltd.(9)	25,000	*
UGI Investment(10)	112,500	*
Virginia McAllister	20,000	*
William Allen	25,000	*
William D. Hillen, Jr.	50,000	*
Yasmin Damy Novoa	5,000	*
Andrew I. Telsey(11)	350,763	1.42%
Stacia D. Telsey	12,500	*
Matthew J. Telsey	12,500	*
TOTALS	4,157,936	16.76%

________

*	Less than 1%
(1)	The named party beneficially owns such shares. The numbers in this table assume that none of the Selling Stockholders purchases additional shares of Common Stock.
(2)	The principal of this company is James Lowe.
(3)	The principal of this company is Ryan Krauser.
(4)	The principal of this company is Martin Rafael Guerrero
(5)	The principals of this company are Joe Clancy and Michelle Smith.
(6)	The principal of this company is Peter J. Richards.
(7)	The principal of this company is James H. Dennedy.
(8)	The principal of this company is Jessica Franz
(9)	The principals of this company are Mal and Sharon Nattrass, who are also the father and mother of Brad Nattrass, our CEO. Leah Nattrass is his sister.
(10)	The principal of this company is Eric Gooley.
(11)	Mr. Telsey is the owner and principal shareholder of Andrew I. Telsey, P.C., our legal counsel.

Other than as disclosed hereinabove, none of the other Selling Stockholders has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years.

14

PLAN OF DISTRIBUTION

The Selling Stockholders registering Common Stock and any of his/her pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. The Selling Stockholders may offer shares in transactions at fixed or negotiated prices. We intend to encourage a securities broker-dealer to apply on Form 211 to quote our stock in the OTCQB, concurrent with the date of the Prospectus, but we cannot assure when or whether this application will be approved or that, if approved, quotations of our Common Stock will commence on any trading facility or will result in the development of a viable trading market for our shares sufficient to provide stockholders with the opportunity for liquidity. See “RISK FACTORS.” Sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales in amounts to be negotiated, but in the case of an agency transaction not in excess of a customary brokerage commission, and in the case of a principal transaction a markup or markdown not in excessive amounts. Each Selling Stockholder is an underwriter, within the meaning of Section 2(a)(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the Common Stock or interests therein may also be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A Selling Stockholder, who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, is subject to the Prospectus delivery requirements of the Securities Act.

15

We are bearing all costs relating to the registration of the Common Stock, which are estimated at approximately $42,386. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with the sale of the Common Stock. We are paying the expenses of the Offering because we seek to enable our Common Stock to be traded on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our Common Stock if our Common Stock is approved for trading on the OTC Bulletin Board. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the 33 Act.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration by reason of Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus. See “RISK FACTORS.”

16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus. See “RISK FACTORS.”

Overview

We were originally formed on March 20, 2014, as a Colorado limited liability company. In March 2017, we converted to a corporation and issued 193.3936722 shares of our Common Stock for every Member Interest issued and outstanding on the date of conversion.

We are an agricultural technology systems integrator that provides full design and expertise on climate and automated control of fertigation/irrigation systems, lighting systems, environmental, substrate and inventory monitoring, water treatment systems, integrated pest management solutions, and a complete line of cultivation equipment targeting growers of the world’s highest value crops including cannabis, tomatoes, strawberries, chilies and peppers, and leaf lettuce. While it is our intention to expand our operations to additional applications, to date, all of our revenues have been generated in the cannabis industry.

We engage directly in the business of manufacturing, distributing and selling lighting, pest management, fertigation, water and other products to the medical and recreational cannabis industry in states where operation of a cannabis production facility has been legalized. We have and will continue to work with grow operations and production facilities to pursue strategies to provide services, products, and other potential revenue-producing opportunities with respect to the cannabis industry in those states where the same is lawful. We engage directly with the ownership groups and growers at large indoor and outdoor greenhouse cultivation facilities and strategically work with them to provide value-added services and industry best products that assist them in lowering production costs and increasing crop yields. While earmarking the emerging cannabis market as our principal target market, we are also marketing to customers outside of the cannabis industry to diversify our operations.

Our executive office is located at 1751 Panorama Point, Unit G, Lafayette, CO 80026, and our phone number is (720) 390-3880. Our Company website is www.urban-gro.com, which contain a description of our Company and products, but such websites and the information contained on our websites are not part of this Prospectus.  In addition, we also maintain branded product websites of www.soleiltech.ag and www.opti-dura.com.

17

Results of Operations

Comparison of Results of Operations for the three months ended March 31, 2018 and 2017

During the three month period ended March 31, 2018, we generated revenue of $3,446,364, compared to revenue of $1,426,544 during the three months ended March 31, 2017, an increase of $2,019,820 (141%). While this increase may be attributable to the general growth of the cannabis industry in North America which has provided us with additional sales opportunities, we also believe that this increase in revenue occurred primarily as a result of an increase of $1,869,673 derived from our cultivation technologies segment. This segment included $800,067 in revenues derived from cultivation equipment (402%) which occurred as a result of our increased focus on the sale of cultivation equipment in 2018, as well as an increase of $940,842 in fertigation (367%), which we attribute to increased marketing efforts and industry demand for large control systems. In addition, cultivation technology revenues increased in other segments, including integrated pest management, which increased by $166,805, which we believe was directly attributable to new employees hired to market this segment, inputs, which increased by $37,941, which we believe was due to increased sales of substrates due to more focus on consumables in the cannabis industry and other cultivation revenue, which increased by $83,519, which was primarily due to project management fees and forfeited deposits by clients who cancelled projects after the design work had commenced.

We also generated additional revenues in sales of our lighting systems, which increased from the relevant period in 2017 by $71,652 (11%) as a result of increased sales of our UG branded Soleil light systems. However, we incurred a large corresponding decrease in P.L. light sales, which we have discontinued.

As discussed below, in 2016, we began diversifying our business, moving from a lighting distribution company to emphasizing cultivation technologies. In 2015, we were considered a value added reseller of P.L. grow light systems, with 97% of our revenues generated from lighting related product sales. In the last calendar quarter of 2015, we made a strategic decision to:

•      focus on building/positioning our brand as an ancillary national market leader delivering best in class value-added product solutions to Cannabis cultivators;

•      expand our sales reach to extend across the US; and

•      expand our product offering to include a full line of other cultivation equipment and products used by cannabis cultivators.

We now consider ourselves a one-stop, turnkey provider of agricultural technology systems.

Cost of goods sold increased to $2,442,493 during the three months ended March 31, 2018, compares to $1,107,739 during the comparable period in 2017, an increase of $1,334,754 (120%). These increases are directly related to the increased revenues in all segments of our business.

Operating expenses also increased during the three months ended March 31, 2018 compared to the same period in 2017 by $968,259, from $1,771,894 in 2018 compared to $803,365 in 2017. Marketing expense increased by $62,183 (103%) due to increases in advertising expenses and costs of attendance at trade shows. Office costs and personnel expense increased by $123,500 and $649,136, respectively, due to our expanding work force. Many of our new employees are members of management, which increased the compensation expense, as well as stock based compensation arising from our new compensation plan. Professional fees also increased by $55,246, from $163,395 during the three months ended March 31, 2018 compared to $108,148 for the comparable period in 2017.

Interest expense in the three months ended March 31, 2018 was $18,713, compared to $87,153 incurred during the three months ended March 31, 2017, as a result of reduced debt.

As a result, we incurred a net loss of ($782,649) during the three months ended March 31, 2018 ($0.03 per share), compared to a net loss of ($571,713) during the three months ended March 31, 2017 ($0.03 per share).

18

Comparison of Results of Operations for the fiscal years ended December 31, 2017 and 2016

During 2017 and 2016, we generated revenues of $12,298,015 and $7,033,273, respectively, an increase of $5,264,742 (74%). We believe that this increase in revenue occurred primarily as a result of an increase of over $2 million in revenues derived from cultivation technologies, approximately $3 million in fertigation, $2 million in the sale of cultivation equipment, while revenues from lighting decreased by approximately $400,000. As discussed below, in 2016, we began diversifying our business, moving from a lighting distribution company to emphasizing cultivation technologies. Our aggressive diversification plans in 2016 resulted in negative cash flow. In 2015, we were considered a value added reseller of P.L. grow light systems, with 97% of our revenues generated from lighting related product sales. In the last calendar quarter of 2015, we made a strategic decision to:

•      focus on building/positioning our brand as an ancillary national market leader delivering best in class value-added product solutions to Cannabis cultivators;

•      expand our sales reach to extend across the US; and

•      expand our product offering to include a full line of other cultivation equipment and products used by cannabis cultivators.

From 2015 to 2017, cultivation technologies as a percentage of revenue, increased from 2.78% of revenues, to 31.27% in 2016, and 63.48% in 2017. The impact of this change of focus to more cultivation technologies, resulted in gross margin percentages of 15.74%, 20.06%, and 24.36% respectively.

Our marketing expense was $185,346 in 2015, but increased to $308,529 in 2016, and to $402,621 in 2017. Travel associated with customer relations and sales, industry conferences, and product development increased from $95,854 in 2015, to $311,734 in 2016, and $502,452 in 2017. We also invested a substantial amount of available funds to retaining what we believe to be strong personnel including engineers, scientists, and highly skilled business management employee. In 2015, we spent $514,990 on personnel expenses, and increased spend in this area to $1,283,754 in 2016, and $3,041,934 in 2017. To better reflect the significant investment in personnel, on a percentage of revenue basis, personnel expense was 6.47% in 2015, 18.25% in 2016, and 24.74% in 2017. While no assurances can be provided, we believe that our success to date is a direct result of our quality personnel.

We believe the loss incurred in 2016 was directly tied to our investment in personnel, marketing expenses to establish our brand, and all travel related expenses tied to building out sales territories and exhibiting at 10 trade shows/conferences. While no assurances can be provided, we believe our revenues will continue to grow in 2018 and we expect to become cash flow positive in 2018. There are no assurances this will occur.

Cost of sales in 2017 were $9,244,329, compared to $5,622,373 in 2016, an increase of $3,621,956 (64%), which we attribute to increased revenues. Specifically, total cultivation equipment costs increased by approximately $1.5 million in 2017 compared to 2016, total fertigation costs increased by approximately $1.7 million, while lighting systems costs decreased by approximately $500,000.

Operating expense incurred during the year ended December 31, 2017 was $5,416,829, compared to $3,020,352 during the comparable period in 2016, an increase of $2,396,477 (79%) . These increases were as a result of increased personnel expense arising from increased employees, of approximately $2 million, spending on marketing (approximately $100,000, office and facility expense of approximately $200,000. Travel expense and professional fees increased by approximately $180,000 each.

Interest expense remained relatively consistent, as we incurred $216,576 in 2017, compared to $218,430 in 2016.

As a result we generated net losses of ($2,577,395) in 2017 ($0.11 per share) and ($1,808,861) in 2016 ($0.09 per share).

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Liquidity and Capital Resources

At March 31, 2018, we had $633,730 in cash.

Net cash provided by operations was $244,661 during the year ended December 31, 2017, compared to net cash used in operations of $(1,045,814) during the comparable period in 2016. We anticipate that overhead costs in current operations will increase in the future as a result of our anticipated increased marketing activities. Net cash used in operating activities was $(876,551) during the three months ended March 31, 2018, compared to net cash used in operating activities of $(67,432) during the comparable period in 2017. The variance was due to an increase in accounts receivable arising from increased sales and credit terms given to customers, as well as a decrease in accounts payable and accrued expenses due to our continued growth.

Cash flows provided or used in investing activities were $(612,543) during the year ended December 31, 2017, compared to ($136,406) during the comparable period in 2016. Cash flows provided or used by financing activities were $2,007,210 during the year ended December 31, 2017, compared to $1,168,182 during the comparable period in 2016.

The significant increase in customer deposits was due to an increase in customer orders. Customer orders require prepayments before the design work is commenced and before any material is ordered from the vendor. Prepayments are booked the customer deposits liability account when received. When the product ships to the customer, the customer is invoiced and an accounts receivable balance is created for the customer. The deposit is then moved from the customer deposit account to the customer accounts receivable account to clear the receivable. Our standard policy is to collect the following before action is taken: a 10% design deposit, 40% order deposit, and a 50% shipping deposit. We expect customer deposits to be relieved from the deposits account no longer than 12 months for each project. The net cash used in operations for prepayments and advances are for payments made to vendors for prepayments on orders. Due to the increase in projects, we increased our prepayments to order materials from our vendors.

In August 2016, when still an LLC, we undertook a private offering of member interests wherein we received subscriptions of $575,107 in the form of 6,392 member interests to three (3) accredited investors (approximately $90 per member interest) or approximately $0.46 per share based upon the conversion rate of 193.3636722 shares per member interest issued when we converted into a corporation in 2017). These funds were used to (i) add two systems designers to expand our Cultivation Technologies team to support market demand; (ii) expand our operations into the expanding fertigation marketplace as States approving legalized cannabis increased, (iii) hire a mechanical engineer to begin vetting opportunities to add IP and technology to our future business offering, (iv) hired a strategic financial consultant to aid in compiling a business forecast model;, and (v) fund working capital to support brand building marketing initiatives focused on trade show participation and an Increased on-hand inventory position.

In May 2017, we commenced a private offering of our Common Stock wherein we received aggregate subscriptions of $2,546,000 from the sale of 2,546,000 shares, at $1 per share, to 76 investors, including 58 “accredited” investors, as that term is defined under the Securities Act of 1933, as amended. These funds were used to repay debt, expansion of our existing business operations, new investment opportunities and working capital.

In March, 2018, the holder of a $300,000 note agreed to extend the loan through March 23, 2019. Interest accrues at the rate of 1.65% per month and interest payments are tendered twice a month. In consideration for the lender’s agreement to extend this note we issued 6,000 warrants, each exercisable to purchase one shares of our Common Stock at a price of $1 per share for a term of five years.

In September 2016, a shareholder and our Vice President of Marketing and Human Resources loaned us the principal amount of $14,500, with interest at 2% per month. The loan was due upon demand. At December 31, 2017 and December 31, 2016 the note payable balance was $0 and $14,500, respectively. In October 2016, he loaned an additional $17,815, with interest at 3% per month. The loan was due upon demand At December 31, 2017 and December 31, 2016, the note payable balance was $0 and $17,815, respectfully. All loans were repaid in full by September 2017.

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We currently have three other notes outstanding, all of which are unsecured. Two of the note holders agreed to convert $300,000 and $200,000 of their respective notes into shares of our Common Stock as part of our private placement of common stock in 2017, leaving a balance of $80,000 and $100,000, respectively. Interest accrues at 1.7% and 1.5% per month on these notes. Both are unsecured and due December 31, 2018. The third note has a principal balance of $300,000, accrues interest at the rate of 1.65% per month and was due to mature March 23, 2018. This note was extended for one year. Interest is paid twice monthly.

While no assurances can be provided we anticipate that we will generate sufficient revenues during the remainder of 2018 and into 2019 to satisfy our needs. However, if we do not generate profits, or if such profits are insufficient, or if additional acquisitions are identified and we cannot use our securities as compensation, we will need additional capital to continue to implement our business plan. If such capital is required, we estimate that we will need approximately $500,000. While we believe we will be able to raise these funds in either debt or equity, we have no agreement with any third party to provide us the same and there can be no assurances that we will be able to raise any capital on commercially reasonable terms, or at all. If we require additional capital and are unable to raise the same, it could have a material negative impact on our results of operations.

Critical Accounting Policies and Estimates

Critical accounting estimates – The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Stock-based Compensation – We account for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Leases – We follow the guidance in ASC 840 “Leases,” which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the year ended December 31, 2017.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

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Recent Accounting Pronouncements

Under the Jumpstart Our Business Startups Act, or the JOBS Act, we meet the definition of an “emerging growth company.” We have irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non- emerging growth companies.

From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASCs are communicated through issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our consolidated financial statements upon adoption.

FASB ASU No. 2014-09 (Topic 606), “Revenue from Contracts with Customers” – Issued in May 2014, ASU 2014-09 will require an entity to recognize revenue when it transfers promised goods or services to customers using a five-step model that requires entities to exercise judgment when considering the terms of the contracts. In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”. This amendment defers the effective date of ASU 2014-09 by one year. In March 2016, the FASB issued ASU 2016-08, “Principal versus Agent Considerations (Reporting Gross versus Net)”, which amends the principal versus agent guidance and clarifies that the analysis must focus on whether the entity has control of the goods or services before they are transferred to the customer. In addition, the FASB issued ASU Nos. 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” and 2016-12, “Narrow-Scope Improvements and Practical Expedients”, both of which provide additional clarification of certain provisions in Topic 606. These ASC updates are effective for annual reporting periods beginning after December 15, 2017, but early adoption is permitted. Early adoption is permitted only as of annual reporting periods after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method.

The Company expects to apply the guidance using the modified retrospective transition method. The Company does not expect the adoption of ASU 2014-09 to have a material impact on the Company’s financial position or results of operations but will result in additional disclosures regarding the Company’s revenue recognition policies. The Company also does not expect the adoption of ASU 2014-09 will require material or significant changes to its internal controls over financial reporting. In connection with the application of that guidance and the adoption of ASU 2014-09, the Company expects that it will expand its revenue recognition inquiries and update its questionnaires primarily to identify matters that would signal variable consideration implications under the new guidance.

FASB ASU 2016-02, Leases (Topic 842) - ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right FASB ASU No. 2014-15, “Disclosure of Uncertainties about an Entities Ability to Continue as a Going Concern, to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The adoption of this standard is not expected to have a material impact on the Company’s financial position and results of operations.

There were various other accounting standards and interpretations issued during 2014, none of which are expected to have a material impact on our consolidated financial position, operations or cash flows.

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DESCRIPTION OF BUSINESS

Overview

We were originally formed on March 20, 2014, as a Colorado limited liability company. In March 2017, we converted to a corporation and issued 193.3936722 shares of our Common Stock for every Member Interest issued and outstanding on the date of conversion.

We are an agricultural technology systems integrator that provides full design and expertise on lighting systems, climate control and automated control of fertigation/irrigation systems, environmental, substrate and inventory monitoring, water treatment systems, integrated pest management solutions, and a complete line of cultivation equipment. As of the date of this S1 Filing, all of our revenues have been derived from sales to the Cannabis industry. We are not required to be licensed by the Colorado Marijuana Enforcement Division, as we do not touch the plant, nor otherwise generate any revenues from the sale of marijuana. Rather, we are an ancillary company that provides supporting products and services to those who cultivate marijuana. In 2017 and in 2018, the National Cannabis Industry Association (NCIA) awarded its annual Cannavation Award, for innovation in Technology and Cultivation, to urban-gro. The NCIA is one of the larger national Cannabis associations in the US.

Our primary business purpose is to engage directly with large scale indoor and greenhouse commercial cultivators growing high-value crops and design and engineer state of the art facilities and systems that focus on maximizing plants yields and lowering overall operational costs. We have and will continue to work with grow operations and production facilities to pursue strategies to, provide services, products, and other potential revenue-producing opportunities in the high value crop arenas. We engage directly with the ownership groups and growers at these facilities and strategically work with them to provide value-added services and industry best products that assist them in lowering production costs and increasing crop yields. We believe our customers work with us because we save them time, money, and resources.

Our strategic direction is to become a one-stop or “turnkey” provider of agricultural technology design and engineering, systems procurement, commissioning, operational support (consumables delivery, integrated pest management, materials reorder), and data acquisition and analysis services for large cultivation enterprises in the cannabis, horticultural, and high-value crop spaces. Executing this strategy will result in our pursuing strategic partnerships, investments and acquisitions in order to allow us to consolidate this complete portfolio of services and systems that we believe are necessary for a cultivator to meet yield, cost, and time to startup objectives. For example, and in addition to the current technology investments, it is likely that we will pursue vertically integrated strategic relationships with mechanical, electrical, and plumbing (MEP design firms). The MEP firm is usually the first to begin working with owners on designing the initial aspects of a facility. By doing so we believe we would have the ag tech design and engineering discussions six to nine months earlier and would also shorten the overall design to turn-up timeline for our client. There are no assurances we will be able to acquire companies on favorable terms, or at all. See “Growth by Acquisitions,” below.

In August 2016, when still an LLC, we undertook a private offering of our member interests wherein we received subscriptions of $575,107 in the form of 6,392 member interests to three (3) accredited investors (approximately $90 per member interest, or approximately $0.46 per share based upon the conversion rate of 193.3936722 shares per member interest issued when we converted into a corporation in 2017). These funds were used to (i) add two systems designers to expand our Cultivation Technologies team to support market demand; (ii) expand our operations into the expanding fertigation marketplace as States approving legalized cannabis increased, (iii) hire a mechanical engineer to begin vetting opportunities to add IP and technology to our future business offering, (iv) hired a strategic financial consultant to aid in compiling a business forecast model;, and (v) fund working capital to support brand building marketing initiatives focused on trade show participation and an Increased on-hand inventory position.

In May 2017, we commenced a private offering of our Common Stock wherein we received subscriptions of $2,546,000 from the sale of 2,546,000 shares, at $1 per share, to 76 investors, including 58 “accredited” investors, as that term is defined under the Securities Act of 1933, as amended. These funds were used to repay debt, expansion of our existing business operations, new investment opportunities and working capital.

Our Company website is www.urban-gro.com, which contain a description of our Company and products, but such websites and the information contained on our websites are not part of this Prospectus.  In addition, we also maintain branded product websites of www.soleiltech.ag and www.opti-dura.com.

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Current Business

We view ourselves as a leading ancillary business in the rapidly expanding legalized cannabis market in the US. We currently have an existing client base of over 500 large commercial cannabis cultivators located throughout the US and Canada, and, while no assurances can be provided, we forecast 2,000+ customers purchasing our cultivation products bi-monthly by 2020, provided that additional countries, and states in the US continue to adopt legislation approving the use of medical or recreational marijuana, of which there can be no assurance. Our intent is to continue to capture market share as the cannabis industry continues to develop and mature, and to leverage that experience and our technology development to penetrate the faster growing segments of the broader horticultural and agricultural industries. In the cannabis industry we engage directly with ownership groups and growers operating large indoor and outdoor greenhouse cultivation facilities and strategically work with them to provide value-added services and industry best products that assist them in lowering production costs and increasing crop yields.

We are focused on driving shareholder value by continually developing the technology platform that we added to our business plan in 2017, and focusing on bringing more intellectual property (“IP”) in-house. We are focused on integrating technologies including high density wireless sensors, machine learning, and artificial intelligence into our product offerings. We intend to diversify our sector sales strategy by targeting traditional horticulture operators with our service and systems to companies involved in growing tomatoes, strawberries, chilies and peppers, and leaf lettuce. Focusing on global agriculture and all high value crops, this technology is expected to allow us to offer our customers drastically better efficiencies while decreasing costs of production and increasing yields. There are no assurances this benefit will accrue.

We define our relationships with our customers through three areas comprised of products, services and technology:

We offer the following cultivation equipment and crop management products:

•	Climate Control, Fertigation & Irrigation Distribution
•	Freshwater, Wastewater & Condensate Treatment Systems
•	HPS, CMH & LED Light Planning and CAD Design
•	Rolltop Benches
•	Odor Mitigation & Air Sanitizing
•	Pesticides & Biocontrols
•	Fans & Industrial Spray Applicators
•	Fertilizer & Plant Nutrition

We offer the following Design & Integration Services:

•	Systems Design, Engineering & Integration
•	Project Management
•	Commissioning and Post-Commissioning Services
•	Remote Monitoring and Support
•	Integrated Pest Management

We also offer the following hardware and software solutions technology:

•	Environmental Sensing
•	Environmental Control
•	Lighting Controls

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Industry Partnerships

As a systems integrator we believe it is imperative for us to maintain close relationships with leading technology partners, and as such, we have attempted to integrate ourselves in the horticulture and agriculture industry, having formed strategic partnerships with a number of industry-leading solution providers like Argus Control Systems, Biobest Group NV, Crop Production Services, Dosatron International, and Netafim,. A brief description of these companies is as follows:

Argus Control Systems, a Conviron Company - Argus provides automated environmental control and fertigation systems for horticulture, aquaculture, and related biotechnology industries. Argus’ capabilities Include facilities automation and specialty monitoring and control applications to support the needs of its customers. Argus is an automated control systems pioneer with over thirty years of leadership and innovation in control technology. Argus was among the first to use computers for integrating the control of greenhouse environments and irrigation systems. Argus systems are used in horticulture and biotechnology research facilities, universities, aquaculture and aquaponics, and many other custom control applications at sites throughout the world.

Biobest Group NV – This company specializes in pollination and biological control. In 1987, Biobest was the first company to put bumblebees on the market. With thirty years of expertise, Biobest continues to deliver high quality products at all times by maintaining quality at every level: in the factory and during the transport in order to guarantee an optimal result in the crop. Biobest strongly focuses on research and development, providing tailored advice for crops worldwide.

Crop Production Services (CPS), a division of Agrium - CPS is one of the largest farm market retailers in North America. With over 150 years in business, CPS is the most effective and efficient supply chain for rapid development of seed, fertilizer and crop protection products.

Dosatron International - Dosatron is the original inventor of the water-powered dosing pump. Since the first Dosatron was first manufactured in 1974, Dosatron has grown to be the world leader in water-powered dosing technology. Today, Dosatron manufactures and sells a wide variety of chemical injectors in over 100 countries worldwide.

Dosatron International has been serving North and Central America for nearly 30 years. Their full-service operation has an injector to meet virtually any chemical management need. Their injectors are used for everything from horticulture fertilization to vehicle wash chemical applications; from livestock medication and vaccination to pest control and plant sanitation. Dosatron injectors feature superior engineering to create the most durable, easy-to-use, low-maintenance product on the market. Dosatron manages its customers’ chemical application through repeatability, regardless of fluctuations in pressure or flow. Dosatron’s chemical injectors operate on a volumetric dosing principle, which allows them to inject the correct amount of concentrate, regardless of changes in water pressure or flow.

Netafim - Netafim is recognized as the world leader in drip irrigation systems and agricultural projects. Since 1965, Israel based Netafim has been a pioneer in drippers, dripper lines, sprinklers and micro-emitters. Netafim also manufactures and distributes crop management technologies including monitoring and control systems, dosing systems, and crop management software.

We procure raw materials in the form of fertilizers, nutrients, substrates, and components for technological systems in the form of automated controls, water filtering and recycling and lighting. Our suppliers of these materials, including CPS, BioBest, Argus, Netafim and RGF, are large, established vendors who specialize in providing products and systems for the agricultural market. Generally, our raw materials are readily available in the market but, at times our vendors experience supply shortages in the form of unique or specialized components that have affected our ability to deliver systems on a timely basis but this has not happened often and we do not consider this a problem.

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Product Branding Strategy

Soleil® Lighting Product Line

Over the course of the last several years as the cannabis market matured and grew more competitive, we witnessed downward pressure on the pricing and margins of grow light systems. In response to this evolution of the industry our lighting team sought a middle-market alternative to the high-end systems previously marketed. In 2016, we began manufacturing our own fixtures under the Soleil® brand. First to market was our 315W Ceramic Metal Halide system for vegetative growth stage. The following year, Soleil® introduced a 1000W Double-Ended High-Pressure Sodium (HPS) grow light system for the flower growth stage. This fixture features wireless control capability, dimming options, two reflector options (wide and narrow) to accommodate desired light distribution, and various hanging methods (greenhouse bracket, chain, unistrut bracket, custom brackets). Testing by a third-party lab has verified that the Soleil® HPS fixture delivers comparable intensity and light distribution relative to the most superior fixtures on the market. All Soleil® fixtures are ETL listed and assembled either at our facility in Colorado or at our partner’s facility in Asia.

While the prevalence of LED lighting is growing in the horticulture market, traditional HID Lighting still maintains the majority of the market share. Industry indicators suggest that trend will continue as LED systems are tested in facilities and the price of technology decreases to achieve a reasonable ROI.

Soleil® Sense and Control Technologies

Soleil® Sense. In August 2017, we made a strategic investment into Edyza, Inc. (Edyza), a pioneer in the use of high-density wireless sensors in the horticulture and other industries, securing position as the firm’s exclusive agriculture (Controlled Environmental Agriculture and traditional outdoor) partner for both domestic and international markets. The technology platform leverages sensor data and machine-based learning to reduce operating costs and increase yields. Scalable to thousands of ultra-high-efficiency sensors, growers are able to access real-time, actionable data from anywhere in the world and use that insight to optimize growing conditions or address potential issues before they affect the crop.

On August 18, 2017, we entered into an agreement with Edyza Sensors, Inc., (”Edyza”), wherein we became Edyza’s exclusive agricultural partner in the attempt to provide wireless sensors to the cultivation solutions we offer to the cannabis industry. As part of the terms of this agreement, Edyza has assigned us all of their rights to two patent pending applications for sensor rods and moisture and salinity measurements, along with any additional patent rights that may arise as a result of our collaboration. Edyza issued us a convertible note in the principal amount of $400,000, which is convertible into a 5% interest in Edyza, at our election. Our investment not only secured IP in the form of two patent pending applications, but most importantly, it secured global distribution rights for this technology in both agriculture and horticulture. As a result, we, in conjunction with Edyza, have developed wireless sensors that will allow cannabis and traditional crop cultivators to monitor and control their operation in real-time, reducing inefficiencies and resource waste, thereby increasing crop yields and profitability. We believe that this new technology, once perfected, will revolutionize many different industries in the world. There is no assurance that this technology will be perfected or that it will make a significant difference.

As water resources become scarce and transportation, energy, and labor costs rise, CEA (the production of cannabis, vegetables, and flowers indoors) is quickly gaining popularity across the globe. The ability to precisely control environmental and plant conditions in a regulated, indoor environment helps optimize crop yield and quality. With just a few clicks, growers are able to assess temperature, moisture content, nutrient content, and pH—among other factors—in order to maintain ideal growing conditions. While existing substrate (soil) sensing technology is very costly to implement and is subject to scalability, wire, efficiency, and reliability constraints, the demand for real-time data is on the rise.

Compared with existing wired sensor solutions which cost $500+ for implementation, the cost of our Soleil® sensors at low production (beta) volume is approximately $15-$50 per sensor, enabling early, large-scale implementation in cannabis. As production volumes rise, costs will fall, easily justifying implementation in lower margin crops like tomatoes, peppers, and cut flowers. The lower price point makes it possible for growers to install multiple sensors per climate or irrigation zone, supporting a more complete overview of the environment to more accurately direct climate and irrigation decisions.

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In addition to environmental and soil sensing, the same platform is being leveraged to economically monitor mission critical mechanical systems using vibration, energy consumption, and temperature. The sensors will alert cultivators to potential equipment failures like broken fans, clogged emitters, or inefficient HVAC systems.

We recently concluded a beta-testing phase of the Soleil® Sense and Control platform and received a commitment to move forward on a multi-year “software as a service” agreement to monitor a 15,000 sq. ft. facility for one of the premier growing conglomerates in North America. If successful, we anticipate the customer will introduce the technology in their other facilities as well (>500,000 sq. ft.) located around the world. By installing our technology, the customer is mitigating the need to run wires and invest in costly hardware. The intelligent Soleil® sensors independently manage their own power supply and recharge as necessary, eliminating the need for batteries and extensive maintenance. The sensors easily integrate into the existing control systems used in these facilities, allowing the grower to focus on growing, not troubleshooting technology.

Soleil® Control – Focus on Vertical Integration. As the cannabis industry consolidates and larger players enter, we believe that the ability to manage operations on a massive scale is a key differentiator that allows cultivators to drive higher yields at lower costs. Since our inception, our management has designed and engineered a multitude of projects that seek to leverage scale that also require complex and sophisticated climate and fertigation controls.  Based on these insights and experiences we recognized that the current technology available in the agricultural space is not sufficient, scalable or flexible to meet the growing and complex demands of cultivators seeking to maximize yields in cannabis and modern horticulture and agriculture.  In that light, we sought out new and highly sophisticated tools that brought together the latest in a broad spectrum of controls technologies.

In February 2018, we acquired a 5% interest in Total Grow Holdings, LLC ("TGH"), for $125,000. TGH was borne out of the highly complex petrochemical industry. This agreement also provides us with the right to purchase an additional 5% on a fully diluted basis at the same valuation on or before August 31, 2018. We also have the right to name one of the 3 Board members to the company. The TGH technology and the management team experiences bring us the ability to meet our increasingly complex needs of supplying product and services to the larger sized cannabis grow operations that are being developed as the cannabis industry matures.

The technology is not only more sophisticated than existing agricultural controls, it is also a more "open" technology that allows for more application program interfacing (APIs) to other new technologies and existing legacy technologies. We expect that the ability to integrate to a multitude of technologies will enable our Soleil 360® platform to tie more data points together, thereby offering more relevant actionable insights to our customer base.

In the second quarter of 2018 we launched a co-branded product called Soleil® Control powered by TGH. The Soleil® Control platform combines climate, environmental and lighting controls.  In the second quarter of 2018 we also partnered with TGH to develop and launch a line of fertigation products in the form a Batch Fertigation System and an Inline Fertigation System. We believe these two systems position us to meet the needs of cultivators seeking to maintain strict nutrient recipe mixes in smaller controlled environment (Batch) and for those seeking to scale a fertigation system for more expansive cultivations (Inline.)

We are also in the final stages of developing two more versions of the Soleil® Controls platform.   One version is pre-configured and built on a moveable skid with the ability to enter a doorway to quickly and simply control a single room; while the second version, also pre-configured, is built on a larger skid-mounted platform with a single tank, purposed to manage up to 4-6 rooms. We are planning on launching these products in the third and fourth quarters of 2018.

Soleil® Lighting Product Line

Over the course of the last several years as the cannabis market matured and grew more competitive, we witnessed downward pressure on the pricing and margins of grow light systems. In response to this evolution of the industry our lighting team sought a middle-market alternative to the high-end systems previously marketed. In 2016, we began manufacturing our own fixtures under the Soleil® brand. First to market was our 315W Ceramic Metal Halide system for vegetative growth stage. The following year, Soleil® introduced a 1000W Double-Ended High-Pressure Sodium (HPS) grow light system for the flower growth stage. This fixture features wireless control capability, dimming options, two reflector options (wide and narrow) to accommodate desired light distribution, and various hanging methods (greenhouse bracket, chain, unistrut bracket, custom brackets). Testing by a third-party lab has verified that the Soleil® HPS fixture delivers comparable intensity and light distribution relative to the most superior fixtures on the market. All Soleil® fixtures are ETL listed and assembled either at our facility in Colorado or at our partner’s facility in Asia.

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While the prevalence of LED lighting is growing in the horticulture market, traditional HID Lighting still maintains the majority of the market share. Industry indicators suggest that trend will continue as LED systems are tested in facilities and the price of technology decreases to achieve a reasonable ROI.

Opti-Dura® Cultivation Product & Equipment Offering

Since commencement of adult-use legalization in 2014, the price of legal, commercially produced cannabis has dropped from highs of $5,000 per lb., to below $1,000 per lb. in some mature state markets. We expect this trend to continue as additional states adopt legal cannabis. We believe this is a positive develop as it drives out the black and grey markets.

With lower product prices there is increased interest in reducing cultivation costs through procurement of new products and equipment. We have created a high-quality, value-driven “house brand” of cultivation products and equipment. Our sourcing of cultivation products and equipment has been researched and developed by cultivators – those who know first-hand the quality and specifications desired by cultivators.

Our OPTI-DURA product line includes:

•	OPTI-DURA Bench Systems – We have white labeled a major North American manufacturer of bench systems, and we have the exclusive rights to sell this bench system into the cannabis market. The manufacturer provides high quality, industry leading equipment including benches that “roll” 40% more than competitors, and the highest rust resistant steel on the market. Additionally, as a part of our procurement process, we have enhanced the bench systems to meet the needs of the most demanding environments. The bench systems are marketed under the OPTI-DURA brand – utilizing our in-house marketing team to build out the brand, website, collateral and systems. Our competitive analysis indicates that we can deliver a bench system that is 20% less than other benching companies while also maintaining healthy profit margins.

•	OPTI-DURA Large-Scale Pesticide Applicators - Many cannabis cultivators have grown from small operations over the years. As they have grown, they have kept application processes that are out-of-date and inefficient for larger-scale operations. Our OPTI-DURA commercial pesticide applicators are made in America and built by farmers. They are a must-have for commercial cannabis facilities utilizing high pressures and special spray nozzles that help get under the leaves where pests like to hide. We are an exclusive distributor of the heaviest duty sprayers on the market.

•	OPTI-DURA Nutrients and Fertilizers – Currently in development, OPTI-DURA nutrients and fertilizers are expected to significantly reduce the price of these key components to cultivation. The nutrient and fertilizer lines will enable cultivators to “dial in” the needs of specific strains for high quality, consistent cannabis.

SALES STRATEGY

“The urban-gro® Solution”

Our sales team is comprised of one Vice President, five Regional Sales Managers, and one contract Sales Management Company. These “relationship ambassadors” are located across the U.S. and their sole responsibility is to find, build, and support customer relationships. The internal sales management team is compensated with a base salary, and are additionally leveraged on a commission structure tied to quarterly revenues and gross profits.

When the technical sell window opens on a specific opportunity we provide the appropriate technical expert whom is able to quickly and effectively explain a proposed solution to resolve customer’s specific challenges. While we only sell solutions, we believe the true value is in the expertise behind the product. Services like full fertigation and irrigation distribution design in CAD, light plan layout design, air flow design, air sanitizing and odor mitigation design, bench layout design, and complete system commissioning are all services that our customers pay us for.

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We believe this technical sales process requires true segment expertise, which we also believe has not been readily available to cannabis companies. As a systems integrator we employ a team of segment-specific educated and technical experts with deep experience in each of the five solution segments, including:

•	Environmental Sense and Control
•	Fertigation and Irrigation Distribution Design and Engineering,
•	Integrated Pest Management (IPM)
•	Lighting, and
•	Water Treatment.

Our team includes highly talented and educated individuals including individuals with a Master’s degree in Business Administration, Plant Science, Horticulture, Biology, and post-secondary degrees in Environmental Science, Horticulture, Agricultural Engineering, and Electrical/Mechanical/Controls. We rely on these technical experts in their areas of expertise to find and vet the best-in-class solutions, and then educate and inform our customers on best solution use and techniques.

In addition to leads generated from the execution of our marketing strategy, for additional new business opportunities, we focus on referrals generated from our relationships with industry partners, and from contract referral agents. By offering a referral program to consultants whose primary business model is to help their clients set up cultivation facilities from the design stage through cultivation, we ensure access to a strong network of commercial cultivators.

MARKETING STRATEGY

urban-gro Brand Strategy: For the Life of the Grow

Our existing customer base consists of large-scale commercial cannabis cultivators located throughout the United States, Canada, and around the world. We provide customers with services and solutions throughout the life of their grow — from system design and engineering, through compliance and competitiveness—our team of scientists and experts understand the regulations, challenges, and opportunities unique to cultivators. The following outlines the various stages of cultivation operation and defines the ways in which we serve the needs of cultivators and their stakeholders.

Early-Stage Engagement/ Planning & Building Consensus

•	Cultivation Systems Expertise | Early-stage engagement with stakeholders builds consensus -- saving stakeholders money and time through smart, informed decision making.
•	Systems & Space Programming | Early-stage engagement with stakeholders builds consensus -- saving stakeholders money and time through smart, informed decisions.
•	Specification & Design | Guaranteed Design Professionally designed layouts for irrigation, climate control, benches, fans, and lighting ensure optimal space utilization and product performance.
•	Actionable Data | Soleil® Sense and Control Technology’s high density wireless network provides real-time data-driven monitoring for a complete picture of a cultivation.
•	Durable Products | Fertigation systems, rolling bench systems, HAF / VAF fans and commercial sprayers are effective and efficient.

Today’s cultivation systems are extremely complex. Our team of project managers and engineers support the installation process by coordinating with a client’s engineers and stakeholders to avoid project bottlenecks and support construction trades. Our commissioning team ensure that the equipment is installed according to the design and operates as committed.

In addition, our team of IPM technologists and pest control advisors understand the complex cannabis cultivation laws around the country and assists our clients in maintaining their grow in compliance with the evolving legislation.

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Through our IPM (integrated pest management) subscription service, we work with cultivators to provide cutting-edge pesticide and biocontrol regimens that adhere to a client’s regulatory environment. Our procurement team leverages our national buying power to ensure the best product value. These are consumables that commercial cultivators purchase on a regular basis. They include pesticides, nutrients and fertilizers and are paid for prior to ship or on terms for existing customers. Net 30-day terms are offered to existing customers and lines are increased according to account history.

Our Soleil® climate sensors and environmental controls offer real-time data to make informed decisions to optimize crop environments, preventing crop loss through actionable alerts and programmed responses to conditions.

We generate our profits based on the value we provide for design, engineering, and systems expertise.  We begin projects by using a proprietary project estimation tool that inputs multiple variables about the size and complexity of a potential new facility or a retrofitted facility. The output of the tool estimates the dollar amount of design and engineering time, systems, materials, project management, and miscellaneous costs necessary to provide a system that meets the needs of the customer. Once the project estimate is determined, a design fee and project deposit are determined. The design fee is a function of the complexity of the controls system, the number of irrigation zones, types of nutrients used, and the number of individual plants that require individual irrigation. The project deposit is between 10% and 15% of total project cost and varies based complexity and type of systems.

When the customer approves the estimate and pays the respective fee and deposit, our designers and engineers begin configuring and customizing the system. When a final design is approved by the customer, we then determine a final cost for time and materials and provides a final quote to meet all specifications. We then collect an order deposit to begin the procurement process.  Within two weeks of system readiness, we collect a final deposit from the customer. We then ship the final system to our customer. Once the system is installed by the customer’s chosen mechanical, electrical and plumbing contractors we dispatch an engineering team to commission the system.

To date, the cost to our customers for our systems have ranged between $75,000 and $2,500,000, depending upon depending on the size of cultivation, the complexity of systems, types, and the number of systems utilized from our product portfolio. We do not provide financing.

Growth by Acquisitions

As discussed above, our management is always aware of other related companies and how they may positively impact our business. We have already consummated two acquisitions and intend to continue to engage in what we believe to be synergistic acquisitions or joint ventures with unrelated companies that we believe will enhance our business plan. Ultimately, our intent is to become a national or internationally branded cultivation company. One of the principal reasons why we have elected to become a reporting, trading company is to allow us to utilize our securities as compensation for these potential acquisitions. There are no assurances we will become a reporting, trading company or if we are so successful, that we will be able to consummate additional acquisitions using our securities as consideration, or at all.

There are numerous things that will need to occur in order to allow us to implement this aspect of our business plan and there are no assurances that any of these developments will occur, or if they do occur, that we will be successful in fully implementing our plan. Among other things, the most important developments that need to occur include the legalization and commercialization of marijuana in the United States Until this occurs we will be unable to fully integrate all aspects of the marijuana industry under our corporate umbrella.

If we are successful, the acquisition of related, complimentary businesses is expected to increase revenues and profits by providing a broader range of services in vertical markets which are consolidated under one parent, thus reducing overhead costs by streamlining operations and eliminating duplicitous efforts and costs. There are no assurances that we will increase profitability if we are successful in acquiring other synergistic companies.

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Management will seek out and evaluate related, complimentary businesses for acquisition. The integrity and reputation of any potential acquisition candidate will first be thoroughly reviewed to ensure it meets with management’s standards. Once targeted as a potential acquisition candidate, we will enter into negotiations with the potential candidate and commence due diligence evaluation of each business, including its financial statements, cash flow, debt, location and other material aspects of the candidate’s business. One of the principal reasons for our filing of our registration statement of which this Prospectus is a part and the filing of an application to list our securities for trading is our intention to utilize the issuance of our securities as part of the consideration that we will pay for these proposed acquisitions. If we are successful in our attempts to acquire synergistic companies utilizing our securities as part or all of the consideration to be paid, our current shareholders will incur dilution. See “RISK FACTORS.”

In implementing a structure for a particular acquisition, we may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity. We may also acquire stock or assets of an existing business. On the consummation of a transaction, we do not intend that our present management and shareholders will no longer be in control of our Company.

As part of our investigation, our officers and directors will meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis of verification of certain information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise. The manner in which we participate in an acquisition will depend on the nature of the opportunity, the respective needs and desires of us and other parties, the management of the acquisition candidate and our relative negotiation strength.

We will participate in an acquisition only after the negotiation and execution of appropriate written agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require some specific representations and warranties by all of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with our attorneys and accountants, will set forth remedies on default and will include miscellaneous other terms.

Depending upon the nature of the acquisition, including the financial condition of the acquisition company, as a reporting company under the Securities Exchange Act of 1934 (the “34 Act”), it may be necessary for such acquisition candidate to provide independent audited financial statements. If so required, we will not acquire any entity which cannot provide independent audited financial statements within a reasonable period of time after closing of the proposed transaction. If such audited financial statements are not available at closing, or within time parameters necessary to insure our compliance with the requirements of the 34 Act, or if the audited financial statements provided do not conform to the representations made by the candidate to be acquired in the closing documents, the closing documents will provide that the proposed transaction will be voidable, at the discretion of our present management. If such transaction is voided, the agreement will also contain a provision providing for the acquisition entity to reimburse us for all costs associated with the proposed transaction.

As of the date of this Prospectus we have no agreement with any other entity to acquire such company or be acquired. We are engaged in discussions with various unaffiliated companies but there are no assurances that these discussions will result in any definitive agreement. We have not commenced due diligence activities on any other company, nor have we reach even a verbal agreement with any third party as to the terms and conditions of any such acquisition. There is no significant material acquisition that is probable to be consummated and there are no assurances that any such acquisition will occur in the future.

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Competition

We have several niche competitors in the cannabis industry who offer limited solutions and some similar products as those offered by us, including many who have greater financial resources than we currently have available. Our competitors include wholesale horticulture dealers, but we believe their models are different than ours. To differentiate our model, we vet the ‘best in class’ solutions and that is the only product that we sell. For example, horticulture dealers such as Griffin Greenhouse sell thousands of products. Due to the extreme depth of their product line, their sales associates may know a couple of ‘features’ about a specific product, whereas our employees are trained specifically on not only why our product solutions are the best option for our customer, but on how they are to be used in order to reach their maximum effectiveness.

We market ourselves as a one-stop, “turnkey ” provider of agricultural technology systems. The notion of being turnkey does separate us from other players in the industry who only specialize in a specific part of the entire process need to design, engineer and deliver these systems. The closest complete solution providers are greenhouse manufacturers like Connelly's and Nexus, but these providers do not provide design and engineering expertise for these large systems.

We do not believe we compete against electrical, mechanical or plumbing contractors (MEPs) but we do require their expertise to in providing the implementation of our systems. Our customers are required to directly contract with local MEPs to implement the solutions according to our design and the customer specifications.

We also do not experience significant competition from online sales or direct manufacturers. Direct manufacturers provide highly customized systems that require expertise to configure to specific customer needs, so direct manufacturers must partner with companies like us to customize, configure and deliver quality solutions.

In addition, we also compete with electrical contractors, online retailers and manufacturer direct sales.

There can be no guarantees that in the future other companies will not enter this arena by developing products that are in direct competition with us. We anticipate the presence as well as entry of other companies in this market space, but acknowledge that we may not be able to establish, or if established, maintain a competitive advantage. Some of these companies may have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales and marketing resources. This may allow them to respond more quickly than us to market opportunities. It may also allow them to devote greater resources to the marketing, promotion and sale of their products and or services. These competitors may also adopt more aggressive pricing policies and make more attractive offers to existing and potential customers, employees, strategic partners, distribution channels and advertisers. Increased competition is likely to result in price reductions, reduced gross margins and a potential loss of market share. See “RISK FACTORS.”

Government Regulation

While we do not generate revenues from the direct sale of cannabis products, we are engaged in assisting companies who are so engaged in various start up aspects of the cannabis industry. Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal laws.

A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule 1 controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the Federal Government decides to enforce the Controlled Substances Act in Colorado with respect to marijuana, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and terms of imprisonment, the maximum being life imprisonment and a $50 million fine. Any such change in the Federal Government’s enforcement of current federal laws could cause significant financial damage to us. While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the federal or state governments.

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As of the date of this report, there are 28 states and the District of Columbia allow their citizens to use Medical Marijuana, with Texas being the most recent state to add a medical initiative. Additionally, voters in the states of Colorado, Washington, Alaska, Oregon, California, Nevada, Maine, and Massachusetts have all approved legalization of cannabis for adult use. The state laws are in conflict with the Federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. If the federal government decides to enforce the Controlled Substances Act with respect to marijuana, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and imprisonment, the maximum being life imprisonment and a $50 million fine. Any such change in the federal government’s enforcement of current federal laws will cause significant financial damage to us.

Previously, the Obama administration took the position that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. The Trump administration has revised this policy. Specifically, the Attorney General vacated the Cole Memorandum in favor of deferral of any enforcement of federal regulation to the individual states Department of Justice/US Attorney. However, certain other protections remain in place via budgetary element embedment (Rohrabacher-Farr amendment now referred to as the Rohrabacher-Blumenauer Amendment), which limits funding of any enforcement of anti-cannabis legislation. The Department of Justice has stated that it will continue to enforce the Controlled Substance Act with respect to marijuana to prevent:

•	the distribution of marijuana to minors;

•	criminal enterprises, gangs and cartels receiving revenue from the sale of marijuana;

•	the diversion of marijuana from states where it is legal under state law to other states;

•	state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

•	violence and the use of firearms in the cultivation and distribution of marijuana;

•	driving while impaired and the exacerbation of other adverse public health consequences associated with marijuana use;

•	the growing of marijuana on public lands; and

•	marijuana possession or use on federal property.

Since the use of marijuana is illegal under federal law, federally chartered banks will not accept for deposit funds from businesses involved with marijuana. Consequently, businesses involved in the marijuana industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for our clients to operate. There does appears to be recent movement to allow state-chartered banks and credit unions to provide banking to the industry, but as of the date of this Prospectus there are only nominal entities that have been formed that offer these services.

Although cultivation and distribution of marijuana for medical use is permitted in many states, provided compliance with applicable state and local laws, rules, and regulations, marijuana is illegal under federal law. Strict enforcement of federal law regarding marijuana would likely result in the inability to proceed with our business plan and could expose us and our management to potential criminal liability and subject their properties to civil forfeiture. Though the cultivation and distribution of marijuana remains illegal under federal law, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent states from implementing their own laws that authorize the use, distribution, possession, or cultivation of medical marijuana. However, state laws do not supersede the prohibitions set forth in the federal drug laws.

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For a comprehensive and up to date perspective on this process and current states and territories cannabis laws please refer to the following link: http://www.mpp.org/states/key-marijuana-policy-reform.html

In order to participate in either the medical or recreational sides of the marijuana industry in Colorado and elsewhere, all businesses and employees must obtain licenses from the state and, for businesses, local jurisdictions. Colorado issues four types of business licenses including cultivation, manufacturing, dispensing, and testing. In addition, all owners and employees must obtain an occupational license to be permitted to own or work in a facility. All applicants for licenses undergo a background investigation, including a criminal record check for all owners and employees.

Colorado has also enacted stringent regulations governing the facilities and operations of marijuana businesses. All facilities are required to be licensed by the state and local authorities and are subject to comprehensive security and surveillance requirements. In addition, each facility is subject to extensive regulations that govern its businesses practices, which includes mandatory seed-to-sale tracking and reporting, health and sanitary standards, packaging and labeling requirements, and product testing for potency and contaminants.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our business. These ever-changing regulations could even affect federal tax policies that may make it difficult to claim tax deductions on our returns. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on its business.

Property

Our principal place of business is located at 1751 Panorama Point, Units F and G, Lafayette, CO 80026. This location consists of approximately 10,000 square feet, including approximately 3,500 of office space and 6,500 square feet of warehouse space. The relevant lease expires August 31, 2020, but contains a one year extension, at our discretion. We pay monthly rent of $7,500, through August, 2018, and $7,750 for the remaining term of the lease. We believe we will require additional space in the near future to facilitate our anticipated growth. We are currently looking at finding additional or new space.

We entered into a lease agreement with Bravo Lighting a related party, to sublease office space for 12 months commencing in September 2017. Minimum lease payments are $27,000 in 2018.

We lease two cars for the use of our employees, which lease commenced in December 2017. Annual lease payments of $11,550 are required through termination of the leases in December 2020.

We are also currently considering expanding the physical presence of our operations by opening satellite offices in California and the Northeast US, but have not identified specific locations as of the date of this Prospectus.

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Employees

As of the date of this Prospectus we employ 45 full-time and 2 part-time persons, including two members of our senior management team, four vice presidents, five directors, including director of marketing, director of business development, marketing, systems integration, sales and integrated pest management, one controller, fifteen persons in cultivation technology delivery, three regional sales managers, six in administration, four customer experience managers and four in production. We also utilize the services of three independent contractors focused on business development, and a revolving number of referral agents.

Our employees work at will and are not represented by a collective bargaining unit. We believe our relationship with our employees is excellent. We require all our employees and consultants to sign a confidentiality and non-disclosure agreement. Our success relies on our ability to hire additional employees, particularly on the sales side in markets around the world. We believe there are numerous high quality people to choose from throughout our area of operations.

Legal Proceedings

We have incurred a sales tax liability involving sales we made during 2015 and 2016 in 7 separate states. We were incorrectly advised by our prior accounting firm that we were exempt from the obligation to pay sales tax on these sales. We estimate our current maximum liability to be $611,262. Of this amount, we believe we will be able to recoup $196,000 from our customers, We have not been able to recoup all of this obligation because come of our client are no longer in business, and some have refused to pay. As of the date of this Prospectus we have paid our tax liability for Washington and New Mexico in full. We have set up payment plans with California, Massachusetts and Illinois. We are currently in negotiations with Arizona and Nevada to set up a payment plans.  Additionally, some of the customers with a receivable may be able to provide re-sellers permits that exempt them from paying sales tax. We have retained a tax consultant to work with the states to reduce our liability and reduce our receivable from those customer able to provide valid exemption certificates. While no assurances can be provided, we expect this reduction to be approximately $113,985.

Other than disclosed above, from time to time we become involved in or are threatened with what we consider to be immaterial disputes. Currently, we are not involved in any legal proceedings, nor are we aware of any legal proceedings threatened or in which any director or officer or any of their affiliates is a party adverse to our Company or has a material interest adverse to us.

Trademarks and Patents

We have applied for and received or are awaiting receipt of the following pending registrations with the US Patent and Trademark Organization:

Application	Mark	Filing Date	Country	Status
85950395	URBAN-GRO	June 04, 2013	USA	Registered Reg. No. 4,618,322
87008605	OPTI-CANNA	April 20, 2016	USA	Pending
87199613	OPTI-DURA	Oct 11, 2016	USA	Pending
86340114	SOLEIL	July 17, 2014	USA	Pending

We have also applied for trademark registrations for these Marks in other countries as well, including Canada, the UK and with the European Union.

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Soleil® Light Fixtures

In 2016, we designed and manufactured our first proprietary grow light system, a 315W Ceramic Metal Halide system for the vegetative growth stage under the Soleil® brand name. In October 2018, we launched our second product in the Soleil® family, a 1000W Double Ended High Pressure Sodium Grow Light System. The addition of the 1000W option has enabled us to procure and ship the product to our customers approximately 50% faster and has also allowed us to realize a gross margin of 35% versus 15-20% through the resale of other vendor products.

Revision Three of the 1000W fixture, expected to ship in third quarter of 2018, will include the integration of the Soleil Lighting controls technology, which will allow cultivators to individually control, dim and group lights on a completely customizable basis. While no assurances can be provided, we expect that there will be a significant demand for this additional technology.

Patents. Provided that we execute definitive agreements with Edyza, as part of the proposed business relationship we will be assigned the ownership of the following two patent rights: See “BUSINESS – Investment into Edyza Sensors”

Patent Application 1: Sensor Rods

Edyza has filed a provisional patent under “Mizi Technology” that supports the modular system used within the Edyza Mizi soil moisture sensor which can serve several purposes. This patent will be converted to a non-provisional patent by 06/19/2017.

Application Number	62/351,989
Filing Date	06/19/2016
Title	Modular sensor architecture for soil and water analysis at various depths from the surface
Inventor(s)	Rana Basheer and Atul Patel
Applicant(s)	Rana Basheer and Atul Patel

This patent application provides the foundation for critical claims that create a protection for both modularity in hardware design and modularity in sensing data. This enables the extension of the product line into different grow mediums.

Patent Application 2: Moisture and Salinity Measurements

A second provisional patent is being prepared and filed for the measurement of moisture and salinity as a factor of soil resistance and capacitance. Pursuant to the proposed terms of the joint venture with Edyza, this patent will be assigned to us, provided definitive agreements are executed by the parties, of which there is no assurance. Edyza will continue to work on the processing of the patent until it is converted to a non-provisional status.

We also acknowledges that certain protections normally available to us related to design or other utility patents in the cannabis industry would not currently be enforceable under federal law.

We attempt to protect our intellectual property via the deployment of non-disclosure agreements with both prospects as well as licensees. There are no assurances that these non-disclosure agreements will prevent a third party from infringing upon our rights. See “RISK FACTORS.”

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Subsequent Event

In June 2018, we formed urban-gro Canada Technologies, Inc. as a wholly owned Canadian subsidiary company which we utilize for all of our Canadian sales operations.

Industry Analysis

According to Marijuana Business Daily, US marijuana sales may reach $10 billion in 2018, and $22 billion by 2022. This year’s retail sales of medical and recreational cannabis in the US are expected to increase approximately 50% from 2017. According to the Colorado Department of Revenue, Colorado’s marijuana industry reported over $1.5 billion in total marijuana sales in 2017.

Nationally, the industry has continued to gain ground through the addition of many states and their passing of medical and or recreational provisions for the use of cannabis. While there certainly appears to be a trend towards acceptance of cannabis, there are no assurances offered that this business will be able to sustain itself over time if the Federal Government changes its current position related to state legalized operations.

While no assurances can be provided, we believe that over the next three to five years there will be as many as thirty five to forty states adopting various types of cannabis legislation (medical and recreational) and that there will occur a certain tipping point by which the Federal Government will have to take some sort of stand on the legal status of cannabis. We also believe that due to the strong growth in the industry as a whole at the state level, the Federal Government will eventually de-schedule cannabis, similar to the alcoholic beverage prohibition repeal in the mid 1930’s, and as motivated by its citizenry decriminalize cannabis as well as regulate it under the auspices of some existing or newly formed agency.

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MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
Bradley J. Nattrass	45	Chief Executive Officer, President and Chairman of the Board
Octavio (“Tav”) Gutierrez	47	Chief Development Officer, Secretary, Director
George R. Pullar	49	Director

The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Officers serve at the will of the Board of Directors.

Resumes

Bradley J. Nattrass, is one of our founders and was our Managing Member from March 2014 until March 2017 when we converted to a corporation and he became our Chief Executive Officer, President and our Chairman. From October 2015 to August 2016 he was the Managing Member of enviro-glo, LLC, a Colorado limited liability company engaged in the manufacturing and branding of commercial lighting products. Previously, from January 2012 through August 2016, he was the Managing Member of Bravo Lighting, LLC, a Colorado limited liability company engaged in the distribution of commercial lighting products. From April 2011 to January 2014, he was a Vice President for Barbeque Wood Flavors, Inc., a Texas corporation engaged in the manufacturing, import and sale of barbeque grilling products. Mr. Nattrass received a Bachelor of Commerce degree from the University of Calgary in marketing in 1995 and an MBA from the University of Phoenix in 2001. He devotes substantially all of his time to our affairs.

Octavio (“Tav”) Gutierrez is also one of our founders and was one of our Managing Members from March 2014 until March 2017 when we converted to a corporation and he became our Chief Development Officer and a director. Starting in October 2015 he has been the Managing Member of enviro-glo, LLC, a Colorado limited liability company engaged in the manufacturing and branding of commercial lighting products. Previously, starting in January 2012 he has been the Managing Member of Bravo Lighting, LLC, a Colorado limited liability company engaged in the distribution of commercial lighting products. From July 2010 through November 2013, he was the Vice President of Operations for Stone Lighting, LLC, an Illinois limited liability company engaged in the material sourcing, manufacturing, assembly, and distribution of premium decorative and low voltage lighting systems. Mr. Gutierrez received a Bachelor of International Business from Universidad Autonoma de Guadalajara in Guadalajara, Mexico. He devotes substantially all of his time to our affairs.

George R. Pullar was appointed as a director in May 2018. He had been advising with us since October 2016, primarily in the areas of accounting, finance and strategic planning. Previously, from December 2016 through October 2017 he was the Chief Financial Officer for Massroots, Inc., a publicly held social media company in the cannabis industry based in Denver Colorado. Additionally, since 2006, Mr. Pullar has been the Managing Director of Axis Private Equity Group LLC, a private equity firm in Englewood, Colorado. Mr. Pullar received a Bachelor of Arts degree from the University of Toledo in 1991 and an MBA degree from Southern Methodist University in 2002. He devotes only such time as necessary to our affairs.

Board Committees

As of the date of this Prospectus we do not have any committees of our Board of Directors. We expect to appoint additional outside Directors to serve on our Board in the near future, but as of the date of this Prospectus we have not identified such prospective Directors. Once appointed and we become a reporting company, of which there is no assurance, we expect to form an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Nominating Committee.

Family Relationships

There are no family relationships between any of our Directors or executive officers.

Conflicts of Interest

Insofar as our officers and directors are engaged in other business activities, management anticipates it will devote a substantial majority of their business time to our affairs.

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EXECUTIVE COMPENSATION

REMUNERATION

The table below summarizes all compensation awarded to, earned by, or paid to our Chief Executive Officer and our two most highly compensated executive officers at the end of our last fiscal year for all services rendered in all capacities to us during the years during which they served as executive officers. Where a named executive officer is also a director, all compensation relates to such individual’s position as an officer only.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Bradley J. Nattrass	2015	$113,500	$–	$–	$–	$113,500
President, CEO,	2016	$49,097	$–	$–	$–	$49,097
	2017	$150,000	$50,000			$200,000

Octavio Gutierrez, CDO, Secretary	2015	$66,000	$–	$–	$–	$66,000
	2016	$5,200	$–	$–	$–	$5,200
	2017	$150,000	$50,000			$200,000

John Chandler	2017	$120,000	$–	$–	$40,441	$160,441

Mr. Chandler resigned his positions with us in 2018.

Employment Agreements

None of our executive officers is party to an employment agreement with us.

Compensation of Directors

Our directors are currently not compensated for their service but we expect that we will adopt a policy of compensating directors in the near future. They are reimbursed for actual expenses incurred relating to managing as well as marketing our business.

Stock Plan

In January 2018, we adopted a stock option plan to reward and attract employees and consultants with common stock. Stock options and grants may be offered as part of an employment offer package or as a reward for performance. An aggregate of 3,000,000 shares have been reserved for issuance under the Plan. As of the date of this Prospectus, two options have been granted under the Plan to two employees, who were granted an option to purchase 20,000 and 30,000 shares of our Common Stock, respectively, at an exercise price of $1.00 per share. 10,000 of the options vest April 30, 2019, 15,000 of the options vest June 30, 2019, 10,000 of the options vest on April 30, 2020 and 15,000 options vest on June 30, 2020.

None of our executive officers or directors has been granted any stock options either in or outside of the Plan and there are no shares awarded to any executive officer that are subject to any vesting period

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following tabulates holdings of common shares of our Company by each person who, at the date of this Prospectus, holds of record or is known by our management to own beneficially more than 5% of our common shares and, in addition, by all our directors and officers individually and as a group. The shareholders listed below have sole voting and investment power over their shares.

Class of Shares	Name and Address	# of Shares	% of Class Prior to Offering

Common	Bradley Nattrass(1) 1751 Panorama Point Unit G Lafayette, CO 80026	9,569,684	38.6%
Common	Octavio Gutierrez(1) 1751 Panorama Point Unit G Lafayette, CO 80026	9,569,684	38.6%

Common	George R. Pullar (1) 1751 Panorama Point Unit G Lafayette, CO 80026	25,000	*

Common	All Officers and Directors as a Group (3 persons)	19,164,368	77.3%
* Less than 1% (1) Officer and/or director of our Company.

Director Independence

Our Board is currently composed of three members. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards. However, we have determined that one director, George Robert Pullar, currently qualifies as an independent director. We evaluated independence in accordance with the rules of The New York Stock Exchange, Inc., which generally provides that a director is not independent if: (i) the director is, or in the past three years has been, an employee of ours; (ii) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (iii) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (iv) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (v) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

Once we achieve public status, of which there can be no assurance, we will insure that our committees as well as Board of Directors complies with all the requirements of a public company under the auspices of the OTC Marketplace.

40

Board Committees

As of the date of this Prospectus we do not have any committees of our Board of Directors. We expect to form an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Nominating Committee in the near future, prior to our becoming a public company. We have adopted charters for each proposed committee, as well as a code of ethics and expect to move forward and utilize these committees moving forward.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Conflicts of Interest

Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our Company. Insofar as the officers and directors are engaged in other business activities, management anticipates they will devote only a minor amount of time to our affairs. See “RISK FACTORS.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have purchased lighting products from Bravo Lighting (“Bravo”), a distributor of customized lighting solutions. Bravo is a company jointly owned in equal amounts by Messrs. Nattrass and Gutierrez, our two principal shareholders, who are also officers and directors of our Company. Purchases from Bravo totaled $515,605 and $590,693 for the twelve months ended December 31, 2017 and 2016, respectively. Outstanding receivables from Bravo totaled $13,540 and $2,189 on December 31, 2017 and December 31, 2016, respectively. Net outstanding payables to Bravo totaled $93,394 and $52,049 at December 31, 2017 and December 31, 2016, respectively. In July 2016, Bravo issued us a $200,000 note payable with interest at 12% per annum. At December 31, 2017 and December 31, 2016, the note payable balance was $0 and $130,477 respectively.

We entered into a lease agreement with Bravo to sublease office space for 12 months commencing in September 2017. Minimum lease payments are $27,000 in 2018.

In September 2016, a shareholder and our Vice President of Marketing and Human Resources loaned us the principal amount of $14,500, with interest at 2% per month. The loan is due upon demand. At December 31, 2017 and December 31, 2016 the note payable balance was $0 and $14,500, respectively. In October 2016, he loaned an additional $17,815, with interest at 3% per month. The loan was due upon demand. At December 31, 2017 and December 31, 2016, the note payable balance was $0 and $17,815. All notes were paid in full by September 2017.

Notes payable balances to above related parties totaled $0 and $162,792 at December 31, 2017 and December 31, 2016, respectively.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

DESCRIPTION OF SECURITIES

Common Stock

There are 100,000,000 shares of Common Stock, $.001 par value, authorized, with 24,808,000 shares issued and outstanding. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock, which may be authorized and issued in the future. Upon a liquidation, dissolution or winding up of our Company the holders of Common Stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding Preferred Stock which may be authorized and issued in the future. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered herein will be, when issued and paid for, fully paid and non-assessable. Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding shares will be in a position to control the election of directors at a general shareholder meeting and may elect all of the directors standing for election. We have no present intention to pay cash dividends to the holders of Common Stock.

41

Preferred Stock

Our Articles of Incorporation, as amended, also authorizes ten million shares of Preferred Stock, par value of $0.10 per share, none of which has been issued. The Preferred Stock is entitled to preference over the Common Stock with respect to the distribution of assets of our Company in the event of liquidation, dissolution, or winding-up of our Company, whether voluntarily or involuntarily, or in the event of the any other distribution of our assets, among our stockholders for the purposes of winding-up affairs. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

Transfer Agent and Registrar

 We have retained Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, phone (303) 282-4800 as the transfer agent for our Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

In the event our Common Stock is approved for trading in the future, of which there can be no assurance, market sales of shares of our Common Stock after this Offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities. After the effective date of the registration statement of which this Prospectus is a part, all of the shares sold in this Offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates. After the effective date of the registration statement of which this Prospectus is a part, all of the shares sold in this Offering, constituting 4,157,936 shares, will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The balance of 20,650,064 shares which are not being registered will be eligible for sale pursuant to the exemption from registration. However, these shares not being registered are held by our management and other affiliates who are limited to selling only 1% of our issued and outstanding shares every 90 days.

If our application to trade our Common Stock on the OTCQB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. See “RISK FACTORS.”

Rule 144

Rule 144, adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, generally provides an exemption for the resale or privately offered securities provided the conditions of the rule are met, which include, among other limitations, that the securities be held for a minimum of six months due to the fact that we expect to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended. Consequently, our shareholders who are affiliates and whose shares are not being registered as part of the registration statement we have filed with the SEC (of which this Prospectus is a part) may not be able to avail themselves of Rule 144 or otherwise be readily able to liquidate their investments in the event of an emergency or for any other reason, and the shares may not be accepted as collateral for a loan. If such non-affiliate has owned the shares for at least six months, he or she may sell the shares without complying with any of the restrictions of Rule 144 once we are deemed a reporting company.

42

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Andrew I. Telsey, P.C., Centennial, Colorado. Andrew I. Telsey, sole shareholder of Andrew I. Telsey, P.C., owns 350,763 shares of our Common Stock.

EXPERTS

The financial statements of urban-gro, Inc. as of and for the year ended December 31, 2017 and 2016 included herein have been audited by BF Borgers CPA PC, independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the 33 Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We have filed this registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this Offering. This Prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. If and when the SEC declares our registration statement effective, we will begin filing reports pursuant to the Securities Exchange Act of 1934, as amended. For further information with respect to our Common Stock, and us we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a worldwide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

FINANCIAL STATEMENTS

Our unaudited financial statements for the three months ended March 31, 2018 are set forth on pages F-1 through F-14. Our audited financial statements for the fiscal years ended December 31, 2017 and 2016 are set forth on pages F-15 through F-28.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

43

urban-gro, Inc.

F-1

urban-gro Inc.

BALANCE SHEETS

	March 31,	December 31,
	2018	2017
	(Unaudited)	(Audited)
Assets
Current Assets
Cash	$633,730	$1,656,791
Accounts receivable, net	878,862	642,553
Inventory	1,160,242	1,124,714
Related party receivable	23,866	13,540
Prepayments and advances	1,011,030	859,277
Total current assets	3,707,730	4,296,875

Non current assets
Property, plant, and equipment, net	263,659	224,824
Investments	539,771	400,000
Other assets	53,716	44,693
Total non current assets	857,146	669,517

Total assets	$4,564,876	$4,966,392

Liabilities
Current liabilities
Accounts payable	$871,585	$1,338,661
Accrued expenses	972,966	1,256,115
Related party payable	60,751	93,394
Customer deposits	4,039,401	3,151,250
Short term notes payable - other	484,000	188,000
Total current liabilities	6,428,703	6,027,420

Non-current liabilities
Long term notes payable	–	300,000
Total long-term liabilities	–	300,000

Total liabilities	6,428,703	6,327,420

Commitments and contingencies, note 10

Equity
Preferred stock, $0.1 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2018 and December 31, 2017	–	–
Common stock, $0.001 par value; 100,000,000 shares authorized; 24,671,000 and 25,046,000 shares issued and outstanding as of March 31, 2018, and December 31, 2017 respectively	24,661	25,036
Additional Paid in Capital	3,538,341	3,258,116
Retained earnings / (deficit)	(5,426,829)	(4,644,180)
Total equity (deficit)	(1,863,827)	(1,361,028)
Total liabilities and equity	$4,564,876	$4,966,392

See accompanying notes to financial statements

F-2

urban-gro Inc.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Three Months Ended
	(unaudited)
	March 31,	March 31,
	2018	2017
Revenue	$3,446,364	$1,426,544

Cost of sales	2,442,493	1,107,739
Gross profit	1,003,871	318,805

Operating expenses
Marketing	122,437	60,254
General and administrative	1,649,457	743,111
Total operating expenses	1,771,894	803,365

Loss from operations	(768,023)	(484,560)

Other Income (Expenses)
Other income	4,087	–
Interest expense	(18,713)	(87,153)
Total other expenses	(14,626)	(87,153)

Net income (loss)	$(782,649)	$(571,713)

Comprehensive income (loss)	$(782,649)	$(571,713)

Earnings per share
Net loss per share - basic and diluted	$(0.03)	$(0.03)

Weighted average outstanding shares for the periods ended March 31, 2018 and March 31, 2017*	25,041,833	22,500,000

*Weighted shares outstanding for the period ended March 31, 2017 were recalculated from partnership units to common stock shares with a conversion rate of 193.3936722 shares for each LLC unit.

See accompanying notes to financial statements

F-3

urban-gro Inc.

STATEMENTS OF CASH FLOWS

	For the three months ended
	March 31,	March 31,
	2018	2017
Cash Flows from Operating Activities
Net Loss	$(782,649)	$(571,713)
Adjustment to reconcile net loss from operations:
Depreciation and Amortization	34,882	16,947
Inventory write-offs	21,543	9,492
Bad debt expense	16,864	18,637
Stock compensation expense	99,850	–
Changes in Operating Assets and Liabilities
Accounts receivable	(261,107)	(60,059)
Inventory	(57,071)	133,873
Prepayments and advances	(154,147)	(254,111)
Other assets	–	(3,645)
Accounts payable	(499,719)	(278,240)
Accrued expenses	(183,149)	(25,089)
Customer deposits	888,152	946,476
Net Cash Provided by (Used in) Operating Activities	(876,551)	(67,432)

Cash Flows from Investing Activities
Purchase of investment	(139,771)	–
Purchases of property and equipment	(73,649)	(9,902)
Purchases of intangible assets	(9,090)	–
Net Cash Used Provided By (Used In) Investing Activities	(222,510)	(9,902)

Cash Flows from Financing Activities
Issuance of capital stock	80,000	–
Proceeds from issuance of notes payable	–	–
Proceeds from issuance of convertible debentures	–	–
Repayment of related party loan	–	(50,440)
Proceeds from notes payable	–	485,758
Repayment of notes payable	(4,000)	(6,000)
Net Cash Provided by (Used In) Financing Activities	76,000	429,318

Net Increase (Decrease) in Cash	(1,023,061)	351,984
Cash at Beginning of Period	1,656,791	17,463
Cash at End of Period	$633,730	$369,447

Supplemental Cash Flow Information:
Interest Paid	$18,713	$87,153
Income Tax Paid	$–	$–

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued to convert membership units	$–	$742,313

See accompanying notes to financial statements

F-4

urban-gro, Inc.

Notes to Financial Statements

For the three months ended March 31, 2018

NOTE 1 – ORGANIZATION, BASIS OF PRESENTATION AND LIQUIDITY

Urban-gro, a Colorado corporation (the “Company”), was founded in 2014 as a limited liability company. On March 10, 2017, the Company was converted into a corporation. The Company provides product solutions to the commercial Cannabis cultivation industry, including commercial grade LED and HPS grow light systems, integrated pest management, automated fertilization / irrigation solutions, and a complete line of water treatment solutions in the state of Colorado, throughout the US and Canada. The Company’s products are integrated to ensure a cohesive approach to cultivation that is economical and legal.

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

Business Plan

Our diversification plans have led to the strategic decision to focus on brand as an ancillary national market leader delivering the best in class value added product solutions to cannabis cultivators. Management has implemented the following actions to increase profit margins and generate positive operating cash flow; 1) Establish strategic partnerships with our vendors to increase our margins for benches and control systems. 2) Implement fees to the customer for the design of their grow systems 3) Create a commissioning team and charge commissioning fees 4) Create and implement integrated pest management plans for our customers and increase sales of the biological controls and pesticides. We believe these objectives will increase our gross profit and increase cash provided by operations.

Liquidity

Since inception, the Company has incurred operating losses and has funded its operations primarily through issuance of equity securities, unsecured debt, and operating revenue. As of March 31, 2018, the Company had an accumulated deficit of $(5,426,829) working capital of $(2,720,973) and stockholders’ equity of $(1,863,828). The Company has evaluated its projected cash flows and believes that its cash and cash equivalents of $633,730 as of March 31, 2018, will be sufficient to fund the Company’s operations through at least twelve months from the issuance date of these financial statements, or at least through June 30, 2019. Future financings, if necessary, may not be available to the Company at acceptable terms, or at all. Sales of additional equity securities would result in the dilution of interests of current shareholders.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include estimated useful lives and potential impairment of property and equipment, inventory write offs, and allowance for bad debt.

Going Concern Assessment

With the implementation of FASB’s new standard on going concern, ASC No. 205-40, beginning with the year ended December 31, 2016 and all annual and interim periods thereafter, we will assess going concern uncertainty for our financial statements to determine if we have sufficient cash and cash equivalents on hand and working capital to operate for a period of at least one year from the date the financial statements are issued or are available to be issued, which is referred to as the “look - forward period” as defined by ASC No. 205-40. As part of this assessment, based on conditions that are known and reasonably knowable to us, we will consider various scenarios, forecasts, projections, and estimates, and we will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, and our ability to delay or curtail those expenditures or programs, among other factors, if necessary, within the look-forward period in accordance with ASC No 205-40.

F-5

Fair Value of Financial Instruments

Our financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, notes payable and other current assets and liabilities. We value our financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2: Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The carrying amount of our cash and cash equivalents, accounts receivable, accounts payable, and other current assets and liabilities in our financial statements approximates fair value because of the short-term nature of the instruments. Investments in non-marketable equity securities are carried at cost less other-than-temporary impairments. The carrying amount of our notes payable and convertible debt at December 31, 2017 and 2016 approximates their fair values based on our incremental borrowing rates.

There have been no changes in Level 1, Level 2, and Level 3 categorizations and no changes in valuation techniques for these assets or liabilities for the period ended March 31, 2018 and year ended December 31, 2017.

Cash and Cash Equivalents

The Company considers all highly liquid short term cash investments with an original maturity of three months or less to be cash equivalents. For the period ended March 31, 2018 and year ended December 31, 2017 the company did not maintain any cash equivalents. We maintain cash and cash equivalent balances with financial institutions that may from time to time exceed federally-insured limits. We have not experienced any losses related to these balances and believe the risk to be minimal.

Accounts Receivable, Net

Trade accounts receivables are carried at the original invoiced amounts less an allowance for doubtful accounts. The allowances for doubtful accounts are calculated based on a detailed review of certain individual customer accounts and an estimation of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit to the customer. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additions to the allowance would be required. A provision is made against accounts receivable to the extent they are considered unlikely to be collected.

Inventory

Inventories are stated at the lower of cost or net realizable value. The company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. All inventory is finished goods and no raw products or work in progress is recorded on the balance sheet. Write-downs and write-offs are charged to cost of goods sold at the realization of change in value. Once written down, inventories are carried at this lower cost basis until sold or scrapped.

F-6

Property, Plant and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and impairment.  Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. No impairment charges were recorded for period ended March 31, 2018 and 2017.

The estimated useful lives for significant property and equipment categories are as follows:

Computer and technology equipment	3 years
Furniture and Equipment	5 years
Leasehold Improvements	Lease term
Molds and Tooling	3 years
Vehicles	3 years
Warehouse Equipment	3 years
Software	3 years

Intangible Assets

The Company’ intangible assets, consisting of legal fees for application of patents and trademarks are recorded at cost, and once approved will be amortized using the straight-line method over an estimated life, generally 5 years for patents and 10 to 20 years for trademarks.

Equity Investments

In the first quarter of 2018, we adopted the ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10). Under the new ASC, entities no longer use the cost method of accounting as it was applied before, but it can elect a measurement alternative for equity investments that do not have readily determinable fair values and do not qualify for the practical expedient in ASC 820 to estimate fair value using the NAV per share. After management’s assessment of each of these two equity investments, management concluded that these two investments should be accounted for using measurement alternative. Under the alternative, the Company measures these investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer, and the Company has to make a separate election to use the alternative for each eligible investment and has to apply the alternative consistently from period to period until the investment’s fair value becomes readily determinable. ASU further requires that the Company should use prospective method for all equity investments without readily determinable fair values.

Revenue Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which requires that five basic steps be followed to recognize revenue: (1) a legally enforceable contract that meets criterial standards as to composition and substance is identified; (2) performance obligations relating to provision of goods or services to the customer are identified; (3) the transaction price, with consideration given to any variable, noncash, or other relevant consideration, is determined; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when control of goods or services is transferred to the customer with consideration given to whether that control happens over time or not. Determination of criteria (3) and (4) are based on our management's judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts.  There was no material impact to our revenue recognition process because of the implementation of FASB ASC 606 as of March 31, 2018.

F-7

Cost of Revenue

The Company’s policy is to recognize cost of revenues in the same manner as, and in conjunction with, revenue recognition. The Company’s cost of revenues includes the costs directly attributable to revenue recognized and includes expenses related to the purchasing of our products, fees for third-party commissions and shipping costs. Total shipping costs included in the cost of goods sold was $76,200 for the period ended March 31, 2018 and $42,499 for the period ended March 31, 2017.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method. Deferred taxes are recognized for the future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect when such amounts are realized or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established, as needed to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. There were no such interest or penalty for the periods ended March 31, 2018 and 2017.

On December 22, 2017 the U.S. Tax Reform, which among other effects, reduces the U.S. federal corporate income tax rate to 21% from 34% (or 35% in certain cases) beginning in 2018, requires companies to pay a one-time transition tax on certain unrepatriated earnings from non-U.S. subsidiaries that is payable over eight years, makes the receipt of future non-U.S. sourced income of non-U.S. subsidiaries tax-free to U.S. companies and creates a new minimum tax on the earnings of non-U.S. subsidiaries relating to the parent’s deductions for payments to the subsidiaries. The Company’s provisional estimate is that no tax will be due under this provision. The Company continues to gather information relating to this estimate.

Deferred tax is provided in full on timing differences that exist at the balance sheet date and that result in an obligation to pay more tax, or a right to pay less tax in the future. The deferred tax is measured at the rate expected to apply in the periods in which the timing differences are expected to reverse, based on the tax rates and laws that are enacted or substantively enacted at the balance sheet date. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the company financial statements. Deferred tax assets are recognized to the extent that it is regarded as more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted. We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. There was no deferred tax asset as of March 31, 2018 and December 31, 2017

Advertising Costs

The Company expenses advertisings costs in the periods the costs are incurred. Prepayments made under contracts are included in prepaid expenses and expensed when the advertisement is run. Total advertising expense incurred was $22,270 for the three months ended March 31, 2018 and $6,006 for the three months ended March 31, 2017.

F-8

Share Based Compensation

The Company periodically issue shares of its common stock to non-employees in non-capital raising transactions for fees and services. The Company accounts for stock issued to non-employees in accordance with ASC 505, Equity, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete.

The Company accounts for stock grants issued and vesting to employees based on ASC 718, Compensation – Stock Compensation, whereas the award is measured at its fair value at the date of grant and is amortized ratably over the vesting period. Accounting for stock-based compensation to employees requires the measurement and recognition of compensation expense for all share-based payment awards made to employees based on estimated fair values. The Company also estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from our estimates.

Earnings (Loss) Per Share

The Company computes net earnings (loss) per share under Accounting Standards Codification subtopic 260-10, “Earnings Per Share” (“ASC 260-10”). Basic earnings or loss per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented.

The treasury stock method is used in calculating diluted EPS for potentially dilutive stock options and share purchase warrants, which assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants, would be used to purchase common shares at the average market price for the period.

Recently Issued Accounting Pronouncements

From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASCs are communicated through issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our financial statements upon adoption.

FASB ASU No. 2016-02, (Topic 842) “Leases” Issues in February 2016, ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position. Leases will be classified as either financing or operating, with classification affecting the pattern of expense recognition in the statements of operations. ASU 2016-02 also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. The update is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period. Early adoption is permitted. Although the Company has not completed its evaluation of the impact of the adoption of ASU 2016-02, the Company believes the adoption of ASU 2016-02 is expected to have no material impact to the Company’s financial statements.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

F-9

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company purchases lighting products from Bravo Lighting (“Bravo”), a distributor of customized lighting solutions with common control. Purchases from Bravo were $69,978 and $110,186 for the three months ended March 31, 2018 and 2017, respectively. Outstanding receivables from Bravo totaled $19,082 on March 31, 2018 and $13,540 on December 31, 2017. Net outstanding payables to Bravo totaled $60,751 at March 31, 2018 and $93,394 at December 31, 2017

The Company entered into a lease agreement with Bravo Lighting a related party, to sublease office space for 12 months commencing in September 2017. Minimum lease payments are $27,000 in 2018.

NOTE 4 – PREPAYMENTS & ADVANCES

Prepayments and Advances is comprised of advances paid to employees, prepaid services and fees and prepayments paid to vendors to initiate orders. The prepaid balances are summarized as follows:

	March 31, 2018	December 31, 2017
Advances to Employees	$–	$4,960
Prepaid Services and Fees	44,577	8,875
Vendor Prepayments	966,453	845,442
	$1,011,030	$859,277

NOTE 5 - PROPERTY PLANT & EQUIPMENT, NET

Property Plant and Equipment balances are summarized as follows:

	March 31, 2018	December 31, 2017
Computers & Technology Equip	$49,815	$37,366
Furniture and Fixtures	28,690	24,825
Leasehold Improvements	143,215	143,215
Molds & Tooling	11,421	11,421
Marketing	15,386	–
Vehicles	154,028	149,028
Warehouse Equipment	41,232	9,232
Software	11,500	6,550
Accumulated depreciation	(191,628)	(156,813)
Property plant and equipment, net	$263,659	$224,824

Depreciation expense totaled $34,815 and $16,947 for the three months ending March 31, 2018 and 2017, respectively.

NOTE 6 – INVESTMENT

In August 2017, the Company entered into an agreement with Edyza Sensors, Inc., (“Edyza”), wherein the Company became Edyza’s exclusive agricultural partner in the attempt to provide wireless sensors to the cultivation solutions offered by the Company to the cannabis industry. As part of the terms of this agreement, Edyza has assigned the Company all of their global rights to two patent pending applications for sensor rods and moisture and salinity measurements, along with any additional patent rights that may arise as a result of this collaboration. Edyza issued the Company a convertible note in the principal amount of $400,000, which is convertible into a 5% interest in Edyza, at our election. As of March 31, 2018, the Company determined that no impairment is necessary given the recent valuations and no change in qualitative factors.

In February 2018, the Company entered into an agreement with Total Grow Controls to purchase 5% on a fully diluted basis of Total Growth Holdings for $125,000. This agreement provides the Company with the right to purchase an additional 5% on a fully diluted basis at the same valuation on or before August 31, 2018. As of March 31, 2018, the Company determined that no impairment is necessary given the recent valuations and no change in qualitative factors.

F-10

NOTE 7 –COST OF PATENTS

Costs of patents, which consist of legal costs paid to third parties to establish a patent, are capitalized until such time that the patents are approved and issued or rejected. If approved, capitalized costs are amortized using the straight-line method over the estimated lives of the patents, generally five years. There are no issued patents for the period ended March 31, 2018 and December 31, 2017.

NOTE 8 – ACCRUED EXPENSES

Accrued expenses are summarized as follows:

	March 31, 2018	December 31, 2017
Accrued legal fees	$4,000	$–
Accrued operating expenses	167,328	153,946
Accrued stock compensation expense	–	100,000
Accrued wages and related expenses	172,079	377,305
Accrued sales tax payable	629,559	624,864
	$972,966	$1,256,115

Accrued sales tax payable is comprised of prior period sales tax payable to various states for the years ended December 2015, 2016, and 2017. The Company has set up payment plans with the various taxing agencies to relieve the obligation. The payment plans require monthly payments in various amounts for a period of 12 months or less. Additionally, as of March 31, 2018, the Company has a $166,224 receivable from customers for sales tax obligations. The Company believes it is more likely than not that the majority of the balance can be relieved by the customers providing the Company with resellers permits. This will also reduce the amount of the liability the Company owes to the taxing agencies.

NOTE 9 – NOTES PAYABLE AND CURRENT PORTION OF NOTES PAYABLE

Unsecured notes payable balances totaled $484,000 and $488,000 at March 31, 2018 and December 31, 2017, respectively. In March 2018, the Company extended the loan with Michael S. Bank for 1 year. In consideration for the lender’s agreement to extend this note the Company issued 6,000 warrants, each exercisable to purchase on share of Common Stock at a price of $1 per share for a term of five years. As of December 31, 2017, the Company deemed the loan long term due to the lender agreeing to extend the loan and not call the loan before the new expiration of March 23, 2019. As of March 31, 2018, the loan was classified as short term. Interest expense incurred on the unsecured notes payable is $23,713 and $87,153 for the period ended March 31, 2018 and 2017, respectively.

The following is a summary of notes payable excluding related party notes payable:

	March 31,	December 31,
	2018	2017

Unsecured, interest-free, note payable with JW Properties, LLC. Principal is re-paid monthly with a maturity date of May 31, 2018.	4,000	8,000

Unsecured note payable with Chris Parkes. Interest payments due monthly at an annual rate of 20.4%. Note payable revised in May 2017 amending principal due and extending maturity date to December 31, 2018. As part of the private placement offering of the Company's common stock, the individual has converted part of their note into 300,000 common shares of the Company at $1.00 per share.	80,000	80,000

Unsecured note payable with David Parkes. Interest payments due monthly at an annual rate of 18%. Note payable revised in May 2017 amending principal due and extending maturity date to December 31, 2018. As part of the private offering of the Company's common stock, the individual has converted part of their note into 200,000 common shares of the Company at $1.00 per share.	100,000	100,000

Unsecured note payable with Michael S. Bank. Interest at 19.8% per year is paid twice per month. The note contains a demand re-payment provision that can be executed by individual at any time by providing a one time notice. The Company may re-pay any part or the entire principal sum at any time with penalty and abatement of interest expense from date of early payment. Outstanding Principal due at maturity of March 23, 2019.	300,000	300,000
Total	$484,000	$488,000
Less current maturities	(484,000)	(188,000)
Long Term	$–	$300,000

F-11

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company leases an office and warehouse in Lafayette, Colorado. The lease ends on August 31, 2020. Future minimum lease payments are $68,500 in 2018. The company entered into a lease agreement with Bravo Lighting a related party, to sublease office space for 12 months commencing in September 2017. Minimum lease payments are $18,000 for the remainder of 2018. The company leased two cars for the use of its employees in December 2017. The leases end December 2020. The future minimum payments for the car leases is $8,663 for the remainder of 2018. The following is a schedule showing future minimum lease payments:

Year ending December 31,	Total Minimum Lease Payments
2018	$95,163
2019	101,663
2020	70,663
2021	–
2022	–

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no legal proceedings for which management believes the ultimate outcome would have a material adverse effect on the Company’s results of operations and cash flows.

-

NOTE 11 – RISKS AND UNCERTAINTIES

Concentration Risk

During the three months ended March 31, 2018, one vendor composed 17% of total purchases. During three months ended March 31, 2017, two unrelated vendors composed 17% and 11% of total purchases and two unrelated vendors composed 10% of total purchases. See note 3 for discussion of related party transactions that represent the 3% of purchases from Bravo Lighting during the three months ending March 31, 2018 and 11% during the three months ending March 31, 2017.

The Company’s primary suppliers of automated fertigation controls represents 19% and 16% of total accounts payable outstanding as of March 31, 2018 and December 31, 2017, respectively. The Company’s primary suppliers of benching represents 3% and 0% of total accounts payable outstanding as of March 31, 2018 and December 31, 2017, respectively.

During the three months ended March 31, 2018 and 2017, one customer represented 15% and 17% of total revenue respectively.

NOTE 12 - STOCK COMPENSATION

In June 2017, the Company implemented a stock grant program to reward and attract employees with Common Stock. Stock grants are offered as part of the employment offer package or as a reward for performance.

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The amortized expense is reported on the income statement as stock compensation expense for employees’ stock grants. Stock compensation expense for the three months ended March 31, 2018 was $99,850 based in the vesting schedule of the stock grants. No award has fully vested as of March 31, 2018 and no stock has been issued for the stock grants. Stock granted to non-employees is presented on the income statement in the expense account that related to the service performed. No cash flow affects are anticipated for stock grants.

F-12

During the three months ended March 31, 2018, the Company granted 337,500 shares of Common Stock to employees which vests after a period of 1, 2 or 3 years of employment. The fair value of the stock is $337,500 based on the average share price of $1. The following schedule shows stock grant activity for the year ended March 31, 2018.

Total Grants awarded as of December 31, 2017	310,000
Grants awarded	337,500
Forfeiture/Cancelled	–
Grants vested	–
Total Grants awarded as of March 31, 2018	647,500

The following table summarizes stock grant vesting periods.

Year Ending
Amount of Shares	December 31,
421,667	2018
154,167	2019
71,666	2020
647,500

In January 2018, the Company implemented a stock options plan to reward and attract employees. Stock options are offered as part of the employment offer package or as a reward for performance. The stock option plan authorizes 3,000,000 shares of Common Stock No options have been granted under the Plan as of March 31, 2018 and December 31, 2017.

NOTE 13 – SHAREHOLDER’S EQUITY AND MEMBER’S DEFICIT

The Company was formed by Bradley Nattrass and Octavio Gutierrez on March 20, 2014, as a Colorado limited liability company with equity contributions totaling $100 from each member. In August 2016, when still an LLC, the Company undertook a private offering of member interests wherein the Company received subscriptions of $575,107 in the form of 6,392 member interests to three (3) accredited investors (approximately $90 per member interest).

On December 31, 2015 the Company had 100,000 outstanding membership units.

On December 31, 2016, the Company issued 8,008 membership units to key employees. On December 31, 2016 the Company issued 1,943 membership units to vendors for services provided. Total outstanding membership units at December 31, 2016 were 116,343.

In March 2017, the Company’s authorized capital consisted of 100,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, par value $0.10 per share.

In February 2017 under a 351 Exchange Agreement, the members converted an aggregate of 116,343 membership interests into 22,500,000 shares of Common Stock (193.3936722 to 1). The effective date for the exchange was February 23, 2017.

In June 2017, the Company implemented a stock grant program to reward and attract employees with Common Stock. Stock grants are offered as part of the employment offer package or as a reward for performance.  During the three months ended March 31, 2018, the Company granted 337,500 shares of Common Stock to employees which vests after one, two or three years of employment. Fair value of the stock is $337,500 based on the average share price of $1. As of March 31, 2018 the Company granted a total of 647,500 shares of Common Stock to employees. As of March 31, 2018, no awards had vested.

In March 2018, an executive left the Company and returned 375,000 Common Shares as part the separation agreement. The Company retired the shares and reduced its issued and outstanding stock by 375,000 shares.

As of March 31, 2018 there were no shares of Preferred Stock issued or outstanding and 24,671,000 shares of Common Stock issued and outstanding. As of December 31, 2017 there were 25,046,000 shares of Common Stock issued and outstanding.

The Company's quarterly earnings (loss) for the period ended March 31, 2018 and 2017 and (loss)/earnings per share was $(0.03) and $(0.03), respectively.

F-13

NOTE 14 - INCOME TAXES

The Tax Cuts and Jobs Acts (the “Act”) was enacted on December 22, 2017. The Act reduces the U.S. federal corporate income tax rate from 35% to 21%. ASC 740, “Income Taxes”, requires that effects of changes in tax rates to be recognized in the period enacted. Recognizing the late enactment of the Act and complexity of accurately accounting for its impact, the Securities and Exchange Commission in SAB 118 provides guidance that allows registrants to provide a reasonable estimate of the Act in their financial statements and adjust the reported impact in a measurement period not to exceed one year. The Company has not completed its accounting for the tax effects of the Act; however, a reasonable estimate was made to measure tax liabilities based on the rates at which they are expected to reverse in the future as a result of the reduction on the federal tax rate, and the Company has estimated no tax liability as of December 31, 2017 due to operating losses. The Company has adopted the provisions of ASC 740-10-25, which provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. Tax position that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. Management has filed an extension with the IRS and has not determined if it is more likely or not to recognize a loss carryforward. The Company had no tax positions relating to open income tax returns that were considered to be uncertain. The company utilizes FASB ASC 740, “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company had no tax provisions as of March 31, 2018 and December 31, 2017. The Company had a net loss during the quarter ended March 31, 2018, resulting in no tax liability incurred in the current quarter.

NOTE 15 – REVENUE

Revenue is recorded when products ship to the customer or is drop-shipped to the customer direct from the vendor. Revenue is booked to two categories depending on the nature of the equipment. Cultivation equipment, fertigation, inputs and irrigation, substrates, and pesticides are included in cultivation technologies. Light fixtures, lightbulbs and related lighting materials are included in lighting systems. The Company implemented ASC 606 using a modified retrospective transition method. The Company does not expect the adoption of ASU 606 to have a material impact on the Company’s financial position or results of operations but will result in additional disclosures regarding revenue recognition policies.

Total quarterly revenue for each category is summarized below:

	For the Three Months Ended
	March 31, 2018	March 31, 2017
Cultivation Technologies	$2,625,555	$755,882
Lighting Systems	742,314	670,662
Other Revenue	78,495	–
	$3,446,364	$1,426,544

NOTE 16 – SUBSEQUENT EVENTS

On May 15 2018, the Company filed a registration statement on Form S-1, registering an aggregate of 4,157,936 shares of Common Stock held by certain Selling Shareholders. If and when this registration statement is deemed effective, of which there is no assurance, the Company intends to cause an application to be filed on its behalf to commence trading of its Common Stock on the OTCQB, or such other exchange as may provide approval. There are no assurances that this application will be approved.

In June 2018, the Company formed urban-gro Canada Technologies Inc. as a wholly owned Canadian subsidiary company which is utilized for all of the Company’s Canadian sales operations.

In December, 2017, the Company accrued $100,000 in accrued stock expense for 2017 performance based awards.  In June, 2018, the Company issued the 100,000 shares of common stock to the employees.

In June, 2018, 5,000 shares of common stock that were granted to an employee as part of the employee stock program vested.

In June, 2018, 30,000 shares of common stock were issued to consultants as part of their compensation package.

In June, 2018, the Company granted 2,000 shares of common stock to an employee as a performance based incentive.

From March 31, 2018 to the date of this registration statement there are no other material subsequent events except for the events disclosed above.

F-14

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of urban-gro, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of urban-gro, Inc. (the "Company") as of December 31, 2017 and 2016, the related statements of operations and comprehensive income, shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ B F Borgers CPA PC

We have served as the Company’s auditor since 2017.

Lakewood, Colorado

May 15, 2018

F-15

urban-gro Inc.

BALANCE SHEETS

	December 31,	December 31,
	2017	2016
Assets
Current Assets
Cash	$1,656,791	$17,463
Accounts receivable, net	642,553	508,550
Inventory	1,124,714	806,177
Related party receivable	13,540	2,189
Prepayments and advances	859,277	117,044
Total current assets	4,296,875	1,451,423

Non-current assets
Property, plant, and equipment, net	224,824	118,940
Investments	400,000	–
Other assets	44,693	9,644
Total non-current assets	669,517	128,584

Total assets	$4,966,392	$1,580,007

Liabilities
Current liabilities
Accounts payable	$1,338,661	$888,888
Accrued expenses	1,256,115	647,575
Related party payable	93,394	52,049
Customer deposits	3,151,250	379,175
Short term notes payable -related party	–	162,792
Short term notes payable - other	188,000	766,000
Total current liabilities	6,027,420	2,896,479

Long-term liabilities
Long term notes payable	300,000	8,000
Total long-term liabilities	300,000	8,000

Total liabilities	6,327,420	2,904,479

Commitments and contingencies, note 10

Equity
Members equity	–	742,313
Preferred stock, $0.1 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2017	–	–
Common stock, $0.001 par value; 100,000,000 shares authorized; 25,046,000 shares issued and outstanding as of December 31, 2017	25,036	–
Additional Paid in Capital	3,258,116	–
Retained earnings / (deficit)	(4,644,180)	(2,066,785)

Total equity (deficit)	(1,361,028)	(1,324,472)
Total liabilities and equity	$4,966,392	$1,580,007

See accompanying notes to financial statements

F-16

urban-gro Inc.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Years Ended
	December 31,	December 31,
	2017	2016
Revenue	$12,298,015	$7,033,273

Cost of sales	9,244,329	5,622,373
Gross profit	3,053,686	1,410,900

Operating expenses
Marketing	$402,621	$308,529
General and administrative	5,014,208	2,711,823
Total operating expenses	5,416,829	3,020,352

Loss from operations	(2,363,143)	(1,609,452)

Other Income (Expenses)
Other income	2,324	19,021
Interest expense	(216,576)	(218,430)
Total other expenses	(214,252)	(199,409)

Net income (loss)	$(2,577,395)	$(1,808,861)

Comprehensive income (loss)	$(2,577,395)	$(1,808,861)

Earnings per share
Net loss per share - basic and diluted	$(0.11)	$(0.09)

Weighted average outstanding shares for the year ended December 31, 2017 and 2016	23,315,227	19,814,101

*Weighted shares outstanding for the period ended December 31, 2016 were recalculated from partnership units to shares of common stock using a conversion rate of 193.3936722 shares for each LLC unit.

See accompanying notes to financial statements

F-17

urban-gro Inc.

STATEMENTS OF SHAREHOLDERS' DEFICIT

FOR THE YEARS ENDED December 31, 2016 and 2017

					Retained
				Additional	Earnings	Total
	Members'	Common Stock		Paid in	(accumulated	Shareholders'
	Equity	Shares	Amount	Capital	deficits)	Deficit
Balance, December 31, 2015	$200	–	–	–	$(257,924)	$(257,724)
Contributions	575,107	–	–	–	–	575,107
Member equity compensation expense	167,006					167,006
Distributions	–	–	–	–	–	–
Net loss for year ended December 31, 2016	–	–	–	–	(1,808,861)	(1,808,861)
Balance, December 31, 2016	$742,313	–	$–	$–	$(2,066,785)	$(1,324,472)
Common stock converted from LLC Units	(742,313)	22,500,000	22,500	719,813	–	–
Common stock issued in settlement of debt	–	500,000	500	499,500	–	500,000
Sale of common stock	–	2,046,000	2,036	1,953,966	–	1,956,002
Stock based compensation	–	–	–	84,837	–	84,837
Net loss for year ended December 31, 2017	–	–	–	–	(2,577,395)	(2,577,395)
Balance, December 31, 2017	$–	25,046,000	$25,036	$3,258,116	$(4,644,180)	$(1,361,028)

See accompanying notes to financial statements

F-18

urban-gro Inc.

STATEMENTS OF CASH FLOWS

	For the 12 months ending (unaudited)
	December 31,	December 31,
	2017	2016
Cash Flows from Operating Activities
Net Loss	$(2,577,395)	$(1,808,861)
Adjustment to reconcile net loss from operations:

Depreciation	75,605	47,760
Inventory write-offs	82,404	(38,416)
Bad debt expense	141,288	198,064
Stock compensation expense	84,839	167,006

Changes in Operating Assets and Liabilities
Accounts receivable	(286,642)	(366,026)
Inventory	(331,203)	(7,745)
Prepayments and advances	(742,231)	(47,906)
Other assets	(3,995)	(6,644)
Accounts payable	421,380	385,095
Accrued expenses	608,541	321,448
Customer deposits	2,772,070	110,411
Net Cash Provided by (Used in) Operating Activities	244,661	(1,045,814)

Cash Flows from Investing Activities
Purchase of investment	(400,000)	–
Purchases of property and equipment	(204,494)	(136,406)
Purchases of intangible assets	(8,049)	–
Net Cash Used by Investing Activities	(612,543)	(136,406)

Cash Flows from Financing Activities
Equity contribution	–	575,107
Issuance of capital stock	1,956,002	–
Proceeds from issuance of notes payable	300,000	436,792
Proceeds from issuance of convertible debentures	–	500,000
Repayment of related party loan	–	(343,717)
Repayment of notes payable	(248,792)	–
Net Cash Provided by Financing Activities	2,007,210	1,168,182

Net Increase (Decrease) in Cash	1,639,328	(14,039)
Cash at Beginning of Period	17,463	31,502
Cash at End of Period	1,656,791	17,463

Supplemental Cash Flow Information:
Interest Paid	216,576	218,430
Income Tax Paid	–	–

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued to reduce convertible and promissory notes payable	(500,000)	–

See accompanying notes to financial statements

F-19

urban-gro, Inc.

Notes to Financial Statements

For the years ended December 31, 2017 and December 31, 2016

NOTE 1 – ORGANIZATION, BASIS OF PRESENTATION AND LIQUIDITY

urban-gro, a Colorado corporation (the “Company”), was founded in 2014 as a limited liability company. On March 10, 2017, the Company was converted into a corporation. The Company provides product solutions to the commercial Cannabis cultivation industry, including commercial grade LED and HPS grow light systems, integrated pest management, automated fertilization / irrigation solutions, and a complete line of water treatment solutions in the state of Colorado, throughout the US and Canada. The Company’s products are integrated to ensure a cohesive approach to cultivation that is economical and legal.

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

Business Plan

Our diversification plans have led to the strategic decision to focus on brand as an ancillary national market leader delivering the best in class value added product solutions to cannabis cultivators. Managements plans the following actions to increase profit margins and generate positive operating cash flow; 1) Establish strategic partnerships with our vendors to increase our margins for benches and control systems. 2) Implement fees to the customer for the design of their grow systems 3) Create a commissioning team and charge commissioning fees 4) Create and implement integrated pest management plans for our customers and increase sales of the biological controls and pesticides. We believe these objectives will increase our gross profit and increase cash provided by operations.

Liquidity

Since inception, urban-gro has incurred operating losses and has funded its operations primarily through issuance of equity securities, unsecured debt, and operating revenue. At December 31, 2017, urban-gro had an accumulated deficit of $(4,644,180) working capital of $(1,730,545) and stockholders’ equity of $(1,361,028). Urban-gro has evaluated its projected cash flows and believes that its cash and cash equivalents of $1,656,791 as of December 31, 2017, will be sufficient to fund urban-gro’s operations through at least twelve months from the issuance date of these financial statements, or at least through May 31, 2019. Future financings, if necessary, may not be available to urban-gro at acceptable terms, or if at all. Sales of additional equity securities would result in the dilution of interests of current shareholders.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include estimated useful lives and potential impairment of property and equipment, inventory write offs, and allowance for bad debt.

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Going concern assessment

With the implementation of FASB’s new standard on going concern, ASC No. 205-40, beginning with the year ended December 31, 2016 and all annual and interim periods thereafter, we will assess going concern uncertainty for our financial statements to determine if we have sufficient cash and cash equivalents on hand and working capital to operate for a period of at least one year from the date the financial statements are issued or are available to be issued, which is referred to as the “look - forward period” as defined by ASC No. 205-40. As part of this assessment, based on conditions that are known and reasonably knowable to us, we will consider various scenarios, forecasts, projections, and estimates, and we will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, and our ability to delay or curtail those expenditures or programs, among other factors, if necessary, within the look-forward period in accordance with ASC No 205-40.

Fair Value of Financial Instruments

Our financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, notes payable and other current assets and liabilities. We value our financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels

(with Level 3 being the lowest) defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2: Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The carrying amount of our cash and cash equivalents, accounts receivable, accounts payable, and other current assets and liabilities in our consolidated financial statements approximates fair value because of the short-term nature of the instruments. Investments in non-marketable equity securities are carried at cost less other-than-temporary impairments. The carrying amount of our notes payable and convertible debt at December 31, 2017 and 2016 approximates their fair values based on our incremental borrowing rates.

There have been no changes in Level 1, Level 2, and Level 3 categorizations and no changes in valuation techniques for these assets or liabilities for the year ended December 31, 2017 and year ended December 31, 2016.

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Cash and Cash Equivalents

The Company considers all highly liquid short term cash investments with an original maturity of three months or less to be cash equivalents. For the year ended December 31, 2017 and 2016 the company did not maintain any cash equivalents. We maintain cash and cash equivalent balances with financial institutions that may from time to time exceed federally-insured limits. We have not experienced any losses related to these balances and believe the risk to minimal.

Accounts Receivable, Net

Trade accounts receivables are carried at the original invoiced amounts less an allowance for doubtful accounts. The allowances for doubtful accounts are calculated based on a detailed review of certain individual customer accounts and an estimation of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit to the customer. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additions to the allowance would be required. A provision is made against accounts receivable to the extent they are considered unlikely to be collected.

Inventory

Inventories are stated at the lower of cost or net realizable value. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. All inventory is finished goods and no raw products or work in progress is recorded on the balance sheet. Write-downs and write-offs are charged to cost of goods sold at the realization of change in value. Once written down, inventories are carried at this lower cost basis until sold or scrapped.

Property, Plant and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and impairment.  Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. No impairment charges were recorded for year ended December 31, 2017 and 2016.

The estimated useful lives for significant property and equipment categories are as follows:

Computer and technology equipment	3 years
Furniture and Equipment	5 years
Leasehold Improvements	Lease term
Molds and Tooling	3 years
Vehicles	3 years
Warehouse Equipment	3 years
Software	3 years

Intangible Assets

Our intangible assets, consisting of legal fees for application of patents and trademarks are recorded at cost, and once approved will be amortized using the straight-line method over an estimated life, generally 5 years for patents and 10 to 20 years for trademarks.

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Cost Method Investments

We account for investments that we do not exercise significant influence over using the cost method of accounting. Investments are accounted for as assets on the balance sheet at historical cost to acquire. Investments are assessed for impairment if there are any events or changes in circumstances indicating that the cost exceeds fair value of the investment. If the cost exceeds fair value, the asset is written down to the fair market value and an impairment loss is recognized in net income unless the impairment is considered temporary.

Revenue Recognition

We recognize revenue in line with ASC 605, when the four revenue recognition criteria are met, as follows:

•	Persuasive evidence of an arrangement exists – our customary practice is to obtain written evidence, typically in the form of a sales contract or purchase order;

•	Delivery – when custody is transferred to our customers either upon shipment to or receipt at our customers’ locations, with no right of return or further obligations, such as installation;

•	The price is fixed or determinable – prices are typically fixed at the time the order is placed and no price protections or variables are offered; and

•	Collectability is reasonably assured – we typically work with businesses with which we have a long standing relationship, as well as monitoring and evaluating customers’ ability to pay.

Refunds and returns, which are minimal, are recorded as a reduction of revenue. Payments received by customers prior to our satisfying the above criteria are recorded as customer deposits in the balance sheets.

Cost of Goods Sold

Our policy is to recognize cost of revenues in the same manner as, and in conjunction with, revenue recognition. Our cost of revenues includes the costs directly attributable to revenue recognized and includes expenses related to the purchasing of our products, fees for third-party commissions and shipping costs. Total shipping costs included in the cost of goods sold was $198,822 for the year ended December 31, 2017 and $169,813 for the year ended December 31, 2016.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method. Deferred taxes are recognized for the future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect when such amounts are realized or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established, as needed to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized.

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The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. There were no such interest or penalty for the years ended December 31, 2017 and 2016.

On December 22, 2017 the U.S. Tax Reform, which among other effects, reduces the U.S. federal corporate income tax rate to 21% from 34% (or 35% in certain cases) beginning in 2018, requires companies to pay a one-time transition tax on certain unrepatriated earnings from non-U.S. subsidiaries that is payable over eight years, makes the receipt of future non-U.S. sourced income of non-U.S. subsidiaries tax-free to U.S. companies and creates a new minimum tax on the earnings of non-U.S. subsidiaries relating to the parent’s deductions for payments to the subsidiaries. Our provisional estimate is that no tax will be due under this provision. We continue to gather information relating to this estimate."

Advertising Costs

The Company expenses advertisings costs in the periods the costs are incurred. Prepayments made under contracts are included in prepaid expenses and expensed when the advertisement is run. Total advertising expense incurred was $54,412 for the year ended December 31, 2017 and $54,438 for the year ended December 31, 2016.

Share-Based Compensation

The Company periodically issues shares of its common stock to non-employees in non-capital raising transactions for fees and services. The Company accounts for stock issued to non-employees in accordance with ASC 505, Equity, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete.

The Company also grants stock to employees. The Company accounts for stock grants issued and vesting to employees based on ASC 718, Compensation – Stock Compensation, whereas the award is measured at its fair value at the date of grant and is amortized ratably over the vesting period. Accounting for stock-based compensation to employees requires the measurement and recognition of compensation expense for all share-based payment awards made to employees based on estimated fair values. The Company also estimates forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from its estimates.

Earnings (Loss) Per Share

The Company computes net earnings (loss) per share under Accounting Standards Codification subtopic 260-10, “Earnings Per Share” (“ASC 260-10”). Basic earnings or loss per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented.

The treasury stock method is used in calculating diluted EPS for potentially dilutive stock options and share purchase warrants, which assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants, would be used to purchase common shares at the average market price for the period.

Recently Issued Accounting Pronouncements

From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASCs are communicated through issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our consolidated financial statements upon adoption.

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FASB ASU No. 2014-09 (Topic 606), “Revenue from Contracts with Customers” – Issued in May 2014, ASU 2014-09 will require an entity to recognize revenue when it transfers promised goods or services to customers using a five-step model that requires entities to exercise judgment when considering the terms of the contracts. In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”. This amendment defers the effective date of ASU 2014-09 by one year. In March 2016, the FASB issued ASU 2016-08, “Principal versus Agent Considerations (Reporting Gross versus Net)”, which amends the principal versus agent guidance and clarifies that the analysis must focus on whether the entity has control of the goods or services before they are transferred to the customer. In addition, the FASB issued ASU Nos. 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” and 2016-12, “Narrow-Scope Improvements and Practical Expedients”, both of which provide additional clarification of certain provisions in Topic 606. These ASC updates are effective for annual reporting periods beginning after December 15, 2017, but early adoption is permitted. Early adoption is permitted only as of annual reporting periods after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method.

The Company expects to apply the guidance using the modified retrospective transition method. The Company does not expect the adoption of ASU 2014-09 to have a material impact on the Company’s financial position or results of operations but will result in additional disclosures regarding the Company’s revenue recognition policies. The Company also does not expect the adoption of ASU 2014-09 will require material or significant changes to its internal controls over financial reporting. In connection with the application of that guidance and the adoption of ASU 2014-09, the Company expects that it will expand its revenue recognition inquiries and update its questionnaires primarily to identify matters that would signal variable consideration implications under the new guidance.

FASB ASU No. 2016-02,  (Topic 842) “Leases” Issues in February 2016, ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position. Leases will be classified as either financing or operating, with classification affecting the pattern of expense recognition in the statements of operations. ASU 2016-02 also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. The update is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period. Early adoption is permitted. Although Asterias has not completed its evaluation of the impact of the adoption of ASU 2016-02, Asterias currently holds a significant portion of its operating leases, related to tenant improvements on Asterias’ balance sheet (see Note 8), the adoption of ASU 2016-02 is expected to have a material impact to Asterias’ financial statements.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company purchases lighting products from Bravo Lighting (“Bravo”), a distributor of customized lighting solutions with common control. Purchases from Bravo were $515,605 and $590,693 for the twelve months ended December 31, 2017 and 2016, respectively. Outstanding receivables from Bravo totaled $13,540 and $2,189 on December 31, 2017 and December 31, 2016, respectively. Net outstanding payables to Bravo totaled $93,394 and $52,049 at December 31, 2017 and December 31, 2016, respectively. In July 2016, Bravo issued to the Company a $200,000 note payable with interest at 12% per annum. The note was fully repaid in 2017. At December 31, 2017 and December 31, 2016, the note payable balance was $0 and $130,477 respectively.

In September 2016, a shareholder and the Company’s Vice President of Marketing and Human Resources loaned the Company the principal amount of $14,500, with interest at 2% per month. The loan is due upon demand. At December 31, 2017 and December 31, 2016 the note payable balance was $0 and $14,500, respectively. In October 2016, he loaned an additional $17,815, with interest at 3% per month. The loan is due upon demand. At December 31, 2017 and December 31, 2016, the note payable balance was $0 and $17,815. These notes were paid in full by September 2017.

The Company entered into a lease agreement with Bravo Lighting a related party, to sublease office space for 12 months commencing in September 2017. Minimum lease payments are $27,000 in 2018.

Notes payable balances to above related parties totaled $0 and $162,792 at December 31, 2017 and December 31, 2016, respectively. Interest expense incurred on related party notes payable was $10,060 and $31,990 for the year ended December 31, 2017 and 2016, respectively.

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The following is a summary of all notes payable to related parties:

	December 31,	December 31,
	2017	2016
Unsecured note payable to Bravo Lighting, related party. Interest accrues monthly at 1% monthly and is payable at maturity on July 31, 2017.	$–	$130,477
Note payable to related party. Interest payments due monthly at 2%. The maturity is not defined and is included in current liabilities.	–	14,500
Note payable to related party. Interest payments due monthly at 3%. The maturity is not defined and is included in current liabilities.	–	17,815
Current Maturities	$–	$162,792

NOTE 4 – PREPAYMENTS & ADVANCES

Prepayments and Advances is comprised of advances paid to employees, prepaid services and fees and prepayments paid to vendors to initiate orders. The prepaid balances are summarized as follows:

	December 31,	December 31,
	2017	2016
Advances to Employees	$4,960	$31,503
Prepaid Services and Fees	8,875	38,137
Vendor Prepayments	845,442	47,404
	$859,277	$117,044

NOTE 5 - PROPERTY PLANT & EQUIPMENT, NET

Property Plant and Equipment balances are summarized as follows:

	December 31,	December 31,
	2017	2016
Computers & Technology Equip	$37,366	$10,531
Furniture and Fixtures	24,825	9,369
Leasehold Improvements	143,215	137,238
Molds & Tooling	11,421	9,211
Vehicles	149,028	26,066
Warehouse Equipment	9,232	7,733
Software	6,550	–
Accumulated depreciation	(156,813)	(81,208)
Property plant and equipment, net	$224,824	$118,940

Depreciation expense totaled $75,605 and $47,760 for the twelve months ending December, 31, 2017 and 2016, respectively.

NOTE 6 – INVESTMENT

In August 2017, the Company entered into an agreement with Edyza Sensors, Inc., (“Edyza”), wherein the Company became Edyza’s exclusive agricultural partner in the attempt to provide wireless sensors to the cultivation solutions offered by the Company to the cannabis industry. As part of the terms of this agreement, Edyza has assigned the Company all of their rights to two patent pending applications for sensor rods and moisture and salinity measurements, along with any additional patent rights that may arise as a result of this collaboration. Edyza issued the Company a convertible note in the principal amount of $400,000, which is convertible into a 5% interest in Edyza, at our election.

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NOTE 7 –COST OF PATENTS

Costs of patents, which consist of legal costs paid to third parties to establish a patent, are capitalized until such time that the patents are approved and issued or rejected. If approved, capitalized costs are amortized using the straight-line method over the estimated lives of the patents, generally five years. There are no issued patents for the years ended December 31, 2017 and 2016.

NOTE 8 – ACCRUED EXPENSES

Accrued expenses are summarized as follows:

	December 31,	December 31,
	2017	2016
Accrued legal fees	–	55,500
Accrued operating expenses	153,946	–
Accrued stock compensation expense	100,000	2,933
Accrued wages and related expenses	377,305	97,178
Accrued sales tax payable	624,864	491,964
	$1,256,115	$647,575

NOTE 9 – NOTES PAYABLE AND CURRENT PORTION OF NOTES PAYABLE

Unsecured notes payable balances totaled $488,000 and $774,000 at December 31, 2017 and December 31, 2016, respectively. Interest expense incurred on the unsecured notes payable is $216,576 and $218,430 for the years ended December 31, 2017 and 2016, respectively.

The following is a summary of notes payable excluding related party notes payable:

	December 31, 2017	December 31, 2016
Unsecured note payable with Chris Parkes. Interest is paid monthly at an annual rate of 24%. Principal due at maturity on September 1, 2017.	$–	$60,000

Unsecured, interest-free, note payable with JW Properties, LLC. Principal is re-paid monthly with a maturity date of May 31, 2018.	8,000	34,000

Unsecured note payable with Chris Parkes. Interest payments due monthly at an annual rate of 20.4%. Note payable revised in May 2017 amending principal due and extending maturity date to December 31, 2018. As part of the private placement offering of the Company's common stock, the individual has converted part of their note into 300,000 common shares of the Company at $1.00 per share.	80,000	380,000

Unsecured note payable with David Parkes. Interest payments due monthly at an annual rate of 18%. Note payable revised in May 2017 amending principal due and extending maturity date to December 31, 2018. As part of the private offering of the Company's common stock, the individual has converted part of their note into 200,000 common shares of the Company at $1.00 per share.	100,000	300,000

Unsecured note payable with Michael S. Bank. Interest at 19.8% per year is paid twice per month. The note contains a demand re-payment provision that can be executed by individual at any time by providing a one-time notice. The Company may re-pay any part or the entire principal sum at any time with penalty and abatement of interest expense from date of early payment. Outstanding Principal due at maturity of March 23, 2019.	300,000	–

Total	$488,000	$774,000
Less current maturities	(188,000)	(766,000)
Long Term Notes Payable	$300,000	$8,000

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NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company leases an office and warehouse in Lafayette, Colorado. The lease ends on August 31, 2018. Future minimum lease payments are $60,000 in 2018. The company expects to enter into a new lease agreement in August 2018. The company entered into a lease agreement with Bravo Lighting a related party, to sublease office space for 12 months commencing in September 2017. Minimum lease payments are $27,000 in 2018. The company leased two cars for the use of its employees in December 2017. The leases end December 2020. The future minimum payments for the car leases is $11,550 in 2018. The following is a schedule showing future minimum lease payments.

Year ending	Total Minimum
December 31,	Lease Payments
2018	$98,550
2019	11,550
2020	11,550
2021	–
2022	–

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending material legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

NOTE 11 –RISKS AND UNCERTAINTIES

Concentration Risk

During the year ended December 31, 2017, two unrelated vendors composed 21% and 13% of total purchases. During the year ended December 31, 2016, two vendors composed 52% and 11%. See note 3 for discussion of related party transactions that represent the 5% of purchases from Bravo Lighting during the year ending December 31, 2017 and 11% during the year ending December 31, 2016.

The Company’s primary supplier of lighting represents 0% and 19% of total accounts payable outstanding as of December 31, 2017 and December 31, 2016, respectively. The Company’s primary suppliers of automated fertigation controls represents 16% and 15% of total accounts payable outstanding as of December 30, 2017 and December 31, 2016, respectively. The Company’s primary suppliers of benching represents 24% and 0% of total accounts payable outstanding as of December 30, 2017 and December 31, 2016, respectively.

During the years ended December 31, 2017 and 2016, no customer represented more than 10% of total revenue.

NOTE 12 STOCK COMPENSATION

In June 2017, the Company implemented a stock grant policy to reward and attract employees with common stock. Stock grants are offered as part of the employment offer package or as a reward for performance.

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The amortized expense is reported on the income statement as stock compensation expense for employee stock grants. Stock compensation expense for the year ended December 31, 2017 was $84,837 based in the vesting schedule of the stock grants. No award has fully vested as of December, 31 2017 and no stock has been issued for the stock grants. Stock granted to non-employees is presented on the income statement in the expense account that related to the service performed. No cash flow affects are anticipated for stock grants.

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During the year ended December 31, 2017, the Company granted 310,000 shares of common stock to employees which vests after a period of 1, 2 or 3 years of employment. The fair value of the stock is $310,000 based on the average share price of $1. The following schedule shows stock grant activity for the year ended December 31, 2017.

Total grants as of December 31, 2016	–
Grants awarded	310,000
Forfeiture/Cancelled	–
Grants vested	–
Total Grants awarded and outstanding as of December 31, 2017	310,000

The following table summarizes stock grant vesting periods:

Amount of Shares	Year Ending December 31,
205,000	2018
80,000	2019
25,000	2020
310,000

NOTE 13 – SHAREHOLDER’S EQUITY AND MEMBERS' DEFICIT

The Company was formed by founders Bradley Nattrass and Octavio Gutierrez on March 20, 2014, as a Colorado limited liability company with equity contributions totaling $100 from each member. In August 2016, when still an LLC, the Company undertook a private offering of member interests wherein the Company received subscriptions of $575,107 in the form of 6,392 member interests to three (3) accredited investors (approximately $90 per member interest).

On December 31, 2015 the Company had 100,000 outstanding membership units.

On December 31, 2016, the Company issued 8,008 membership units to key employees. On December 31, 2016 the Company issued 1,943 membership units to vendors for services provided. Total outstanding membership units at December 31, 2016 were 116,343.

In March 2017, the Company’s authorized capital consisted of 100,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, par value $0.10 per share.

In February 2017 under a 351 Exchange Agreement, the members converted an aggregate of 116,343 membership interests into 22,500,000 shares of Common Stock (193.3936722 to 1). The effective date for the exchange was February 23, 2017.

As of December 31, 2017 there were 0 shares of preferred stock issued and outstanding and 25,046,000 shares of common stock issued and outstanding. As of December 31, 2016 there were 116,343 membership units outstanding.

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NOTE 14 – INCOME TAXES

The Tax Cuts and Jobs Acts (the “Act”) was enacted on December 22, 2017. The Act reduces the U.S. federal corporate income tax rate from 35% to 21%. ASC 740, “Income Taxes”, requires that effects of changes in tax rates to be recognized in the period enacted. Recognizing the late enactment of the Act and complexity of accurately accounting for its impact, the Securities and Exchange Commission in SAB 118 provides guidance that allows registrants to provide a reasonable estimate of the Act in their financial statements and adjust the reported impact in a measurement period not to exceed one year. The Company has not completed its accounting for the tax effects of the Act; however, a reasonable estimate was made to measure its tax liabilities based on the rates at which they are expected to reverse in the future as a result of the reduction on the federal tax rate, and the Company has estimated no tax liability as of December 31, 2017 due to operating losses. The Company has adopted the provisions of ASC 740-10-25, which provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. Tax position that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. Management has filed an extension with the IRS and has not determined if it is more likely or not to recognize a loss carryforward. The Company had no tax positions relating to open income tax returns that were considered to be uncertain.

NOTE 15 – REVENUE

Revenue is recorded when products ship to the customer or is drop-shipped to the customer direct from the vendor. Revenue is booked to two categories depending on the nature of the equipment. Cultivation equipment, fertigation, inputs and irrigation, substrates, and pesticides are included in cultivation technologies. Light fixtures, lightbulbs and related lighting materials are included in lighting systems. The Company expects to apply ASC 606 using a modified retrospective transition method. The Company does not expect the adoption of ASU 2014-09 to have a material impact on the Company’s financial position or results of operations but will result in additional disclosures regarding revenue recognition policies.

	December 31,	December 31,
	2017	2016
Cultivation Technologies	$7,804,289	$2,199,198
Lighting Systems	4,493,726	4,800,778
Other Revenue	–	33,297
	$12,298,015	$7,033,273

NOTE 16 – SUBSEQUENT EVENTS

In January 2018, the Company adopted a stock option plan to reward and attract employees with common stock. Stock options are offered as part of the employment offer package or as a reward for performance. The stock option plan authorizes 3,000,000 shares of common stock that vest over a three-year period and expire after a five-year period.

In February 2018, the Company entered into an agreement to purchase 5% on a fully diluted basis of Total Growth Holdings for $125,000. This agreement provides the Company with the right to purchase an additional 5% on a fully diluted basis at the same valuation on or before August 31, 2018.

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4,157,936 Shares of Common Stock

PROSPECTUS

August 8, 2018

Until October 7, 2018, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.